As filed with the Securities and Exchange Commission on May 13, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	01-0609375
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(770) 418-8200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Elizabeth Chandler

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(770) 418-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mark L. Hanson, Esq.

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

(404) 581-8573

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:

As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
8.375% Senior Subordinated Notes due 2020	$200,000,000	100%	$200,000,000	$23,220
Guarantees of 8.375% Senior Subordinated Notes due 2020(2)	—	—		— (3)
Total	$200,000,000	100%	$200,000,000	$23,220

(1)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2)	See inside facing page for registrant guarantors.
(3)	In accordance with Rule 457(n), no separate registration fee for the guarantees is payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
AF Motors L.L.C.	Delaware	5500	59-3604214
ANL L.P.	Delaware	5500	59-3503188
Arkansas Automotive Services, L.L.C.	Delaware	5500	27-1386071
Asbury AR Niss L.L.C.	Delaware	5500	84-1666361
Asbury Atlanta AC L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta AU L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta BM L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Chevrolet L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Hon L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Inf L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Infiniti L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Jaguar L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Lex L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Nis L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Toy L.L.C.	Delaware	5500	26-2192047
Asbury Atlanta VL L.L.C.	Delaware	5500	58-2241119
Asbury Automotive Arkansas Dealership Holdings L.L.C.	Delaware	5500	71-0817515
Asbury Automotive Arkansas L.L.C.	Delaware	5500	71-0817514
Asbury Automotive Atlanta II L.L.C.	Delaware	5500	26-1923764
Asbury Automotive Atlanta L.L.C.	Delaware	5500	58-2241119
Asbury Automotive Brandon, L.P.	Delaware	5500	59-3584655
Asbury Automotive Central Florida, L.L.C.	Delaware	5500	59-3580818
Asbury Automotive Deland, L.L.C.	Delaware	5500	59-3604210
Asbury Automotive Fresno L.L.C.	Delaware	5500	03-0508496
Asbury Automotive Group L.L.C.	Delaware	5500	23-2790555
Asbury Automotive Jacksonville GP L.L.C.	Delaware	5500	59-3512660
Asbury Automotive Jacksonville, L.P.	Delaware	5500	59-3512662
Asbury Automotive Management L.L.C.	Delaware	5500	23-3006304
Asbury Automotive Mississippi L.L.C.	Delaware	5500	64-0924573
Asbury Automotive North Carolina Dealership Holdings L.L.C.	Delaware	5500	56-2106587
Asbury Automotive North Carolina L.L.C.	Delaware	5500	52-2106838
Asbury Automotive North Carolina Management L.L.C.	Delaware	5500	52-2106838
Asbury Automotive North Carolina Real Estate Holdings L.L.C.	Delaware	5500	23-2983952
Asbury Automotive Oregon L.L.C.	Delaware	5500	52-2106837
Asbury Automotive Southern California L.L.C.	Delaware	5500	16-1676796
Asbury Automotive St. Louis II L.L.C.	Delaware	5500	26-2753770
Asbury Automotive St. Louis, L.L.C.	Delaware	5500	43-1767192
Asbury Automotive Tampa GP L.L.C.	Delaware	5500	13-3990508
Asbury Automotive Tampa, L.P.	Delaware	5500	13-3990509
Asbury Automotive Texas L.L.C.	Delaware	5500	13-3997031
Asbury Automotive Texas Real Estate Holdings L.L.C.	Delaware	5500	11-3816183
Asbury Deland Imports 2, L.L.C.	Delaware	5500	59-3629420
Asbury Fresno Imports L.L.C.	Delaware	5500	03-0508500
Asbury Jax AC, L.L.C.	Delaware	5500	45-0551011
Asbury Jax Holdings, L.P.	Delaware	5500	59-3516633
Asbury Jax Hon L.L.C.	Delaware	5500	02-0811016
Asbury Jax K, L.L.C.	Delaware	5500	36-4572826
Asbury Jax Management L.L.C.	Delaware	5500	59-3503187
Asbury Jax VW, L.L.C.	Delaware	5500	02-0811020
Asbury MS Chev, L.L.C.	Delaware	5500	06-1749057
Asbury MS Gray-Daniels L.L.C.	Delaware	5500	64-0939974
Asbury No Cal Niss L.L.C.	Delaware	5500	05-0605055

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Asbury Sacramento Imports L.L.C.	Delaware	5500	33-1080505
Asbury So Cal DC L.L.C.	Delaware	5500	33-1080498
Asbury So Cal Hon L.L.C.	Delaware	5500	33-1080502
Asbury So Cal Niss L.L.C.	Delaware	5500	59-3781893
Asbury St. Louis Cadillac L.L.C.	Delaware	5500	43-1767192
Asbury St. Louis FSKR, L.L.C.	Delaware	5500	27-1076730
Asbury St. Louis Lex L.L.C.	Delaware	5500	43-1767192
Asbury St. Louis LR L.L.C.	Delaware	5500	43-1799300
Asbury St. Louis M, L.L.C.	Delaware	5500	27-3214624
Asbury Tampa Management L.L.C.	Delaware	5500	59-2512657
Asbury Texas D FSKR, L.L.C.	Delaware	5500	27-1076393
Asbury Texas H FSKR, L.L.C.	Delaware	5500	27-1076640
Asbury-Deland Imports L.L.C.	Delaware	5500	59-3604213
Atlanta Real Estate Holdings L.L.C.	Delaware	5500	58-2241119
Avenues Motors, Ltd.	Florida	5500	59-3381433
Bayway Financial Services, L.P.	Delaware	6141	59-3503190
BFP Motors L.L.C.	Delaware	5500	30-0217335
C&O Properties, Ltd.	Florida	5500	59-2495022
Camco Finance II L.L.C.	Delaware	6141	52-2106838
CFP Motors, Ltd.	Florida	5500	65-0414571
CH Motors, Ltd.	Florida	5500	59-3185442
CHO Partnership, Ltd.	Florida	5500	59-3041549
CK Chevrolet LLC	Delaware	5500	59-3580820
CK Motors LLC	Delaware	5500	59-3580825
CN Motors, Ltd.	Florida	5500	59-3185448
Coggin Automotive Corp.	Florida	5500	59-1285803
Coggin Cars L.L.C.	Delaware	5500	59-3624906
Coggin Chevrolet L.L.C.	Delaware	5500	59-3624905
Coggin Management, L.P.	Delaware	5500	59-3503191
CP-GMC Motors, Ltd.	Florida	5500	59-3185453
Crown Acura/Nissan, LLC	North Carolina	5500	56-1975265
Crown CHH L.L.C.	Delaware	5500	52-2106838
Crown CHO L.L.C.	Delaware	5500	84-1617218
Crown CHV L.L.C.	Delaware	5500	52-2106838
Crown FDO L.L.C.	Delaware	5500	04-3623132
Crown FFO Holdings L.L.C.	Delaware	5500	56-2182741
Crown FFO L.L.C.	Delaware	5500	56-2165412
Crown GAC L.L.C.	Delaware	5500	52-2106838
Crown GBM L.L.C.	Delaware	5500	52-2106838
Crown GCA L.L.C.	Delaware	5500	14-1854150
Crown GDO L.L.C.	Delaware	5500	52-2106838
Crown GHO L.L.C.	Delaware	5500	52-2106838
Crown GNI L.L.C.	Delaware	5500	52-2106838
Crown GPG L.L.C.	Delaware	5500	52-2106838
Crown GVO L.L.C.	Delaware	5500	52-2106838
Crown Honda, LLC	North Carolina	5500	56-1975264
Crown Motorcar Company L.L.C.	Delaware	5500	62-1860414
Crown PBM L.L.C.	Delaware	5500	14-2004771
Crown RIA L.L.C.	Delaware	5500	52-2106838
Crown RIB L.L.C.	Delaware	5500	56-2125835
Crown SJC L.L.C.	Delaware	5500	81-0630983
Crown SNI L.L.C.	Delaware	5500	30-0199361
CSA Imports L.L.C.	Delaware	5500	59-3631079
Escude-NN L.L.C.	Delaware	5500	64-0922808
Escude-NS L.L.C.	Delaware	5500	64-0922811

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Escude-T L.L.C.	Delaware	5500	64-0922812
Florida Automotive Services L.L.C.	Delaware	5500	26-3828097
HFP Motors L.L.C.	Delaware	5500	06-1631102
JC Dealer Systems L.L.C.	Delaware	5500	58-2628641
KP Motors L.L.C.	Delaware	5500	06-1629064
McDavid Austin-Acra, L.L.C.	Delaware	5500	11-3816170
McDavid Frisco-Hon, L.L.C.	Delaware	5500	11-3816176
McDavid Grande, L.L.C.	Delaware	5500	11-3816168
McDavid Houston-Hon, L.L.C.	Delaware	5500	11-3816178
McDavid Houston-Niss, L.L.C.	Delaware	5500	11-3816172
McDavid Irving-Hon, L.L.C.	Delaware	5500	11-3816175
McDavid Outfitters, L.L.C.	Delaware	5500	11-3816166
McDavid Plano-Acra, L.L.C.	Delaware	5500	11-3816179
Mid-Atlantic Automotive Services, L.L.C.	Delaware	5500	27-1386312
Mississippi Automotive Services, L.L.C.	Delaware	5500	27-1386394
Missouri Automotive Services, L.L.C.	Delaware	5500	27-1386466
NP FLM L.L.C.	Delaware	5500	71-0819724
NP MZD L.L.C.	Delaware	5500	71-0819723
NP VKW L.L.C.	Delaware	5500	71-0819721
Plano Lincoln-Mercury, Inc.	Delaware	5500	75-2430953
Precision Computer Services, Inc.	Florida	5500	59-2867725
Precision Enterprises Tampa, Inc.	Florida	5500	59-2148481
Precision Infiniti, Inc.	Florida	5500	59-2958651
Precision Motorcars, Inc.	Florida	5500	59-1197700
Precision Nissan, Inc.	Florida	5500	59-2734672
Premier NSN L.L.C.	Delaware	5500	71-0819715
Premier Pon L.L.C.	Delaware	5500	71-0819714
Prestige Bay L.L.C.	Delaware	5500	71-0819719
Prestige Toy L.L.C.	Delaware	5500	71-0819720
Southern Atlantic Automotive Services, L.L.C.	Delaware	5500	37-1514247
Tampa Hund, L.P.	Delaware	5500	59-3512664
Tampa Kia, L.P.	Delaware	5500	59-3512666
Tampa LM, L.P.	Delaware	5500	52-2124362
Tampa Mit, L.P.	Delaware	5500	59-3512667
Texas Automotive Services, L.L.C.	Delaware	5500	27-1386537
Thomason Auto Credit Northwest, Inc.	Oregon	5500	93-1119211
Thomason Dam L.L.C.	Delaware	5500	93-1266231
Thomason FRD L.L.C.	Delaware	5500	93-1254703
Thomason Hund L.L.C.	Delaware	5500	93-1254690
Thomason Pontiac-GMC L.L.C.	Delaware	5500	43-1976952
WMZ Motors, L.P.	Delaware	5500	59-3512663
WTY Motors, L.P.	Delaware	5500	59-3512669

(1)	The address and phone number of each Registrant Guarantor is c/o Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, (770) 418-8200.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MAY 13, 2011

PROSPECTUS

Asbury Automotive Group, Inc.

Offer to exchange up to $200,000,000

Aggregate Principal Amount of Newly

Issued 8.375% Senior Subordinated Notes due 2020

For

a Like Principal Amount of Outstanding

Restricted 8.375% Senior Subordinated Notes due 2020

Issued in November 2010

On November 1, 2010, we issued $200.0 million aggregate principal amount of restricted 8.375% Senior Subordinated Notes due 2020 in a private placement exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”). We refer to these as the “original notes.”

We are offering to exchange a new issue of 8.375% Senior Subordinated Notes due 2020 (the “exchange notes”) for outstanding original notes. We sometimes refer to the original notes and the exchange notes in this prospectus together as the “notes.” The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the original notes will not apply to the exchange notes. The exchange notes will be exchanged for original notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

The exchange offer expires at 5:00 p.m., New York City time, on                     , 2011, unless extended, which we refer to as the “expiration date.”

We do not intend to list the exchange notes on any national securities exchange or to seek approval through any automated quotation system, and no active public market for the exchange notes is anticipated.

You should consider carefully the risk factors beginning on page 12 of this prospectus before deciding whether to participate in the exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other similar authority has approved these exchange notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011

This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Asbury Automotive Group, Inc, 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, telephone (770) 418-8200. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

i

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain of the discussions and information included or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements are statements that are not historical in fact and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, results of operations or market position, our business strategy and the expectations- and assumptions of our management with respect to, among other things:

•	our ability to execute our business strategy;

•	our ability to improve our margins and operating cash flows, and the availability of capital and liquidity;

•	our estimated future capital expenditures;

•	the duration of the economic recovery process and its impact on our revenues and expenses;

•

our parts and service revenue due to, among other things, improvements in manufacturing quality, manufacturer recalls, the lower than recently historical U.S. SAAR (as defined below) and any changes in business strategy and government regulations;

•	the variable nature of significant components of our cost structure;

•	our ability to decrease our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ willingness to continue to use incentive programs to drive demand for their product offerings;

•	our ability to implement our dealer management system in a cost-efficient manner;

•	our acquisition and divestiture strategies;

•	the continued availability of financing, including floor plan financing for inventory;

•	the ability of consumers to secure vehicle financing;

•	the growth of mid-line import and luxury brands over the long-term;

•	our ability to mitigate any future negative trends in new vehicle sales; and

•	our ability to increase our net income as a result of the foregoing and other factors.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include:

•	our ability to execute our balanced automotive retailing and service business strategy;

•	changes in the mix, and total number of vehicles, we are able to sell;

•	changes in general economic and business conditions, including changes in consumer confidence levels, interest rates, consumer credit availability and employment levels;

•

changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in the price of oil and gasoline;

•

our ability to generate sufficient cash flows, maintain our liquidity and obtain additional funds for working capital, capital expenditures, acquisitions, debt maturities and other corporate purposes, if necessary;

•	our ability to refinance any of our indebtedness on terms, and in amounts, that are favorable to us;

•	our continued ability to comply with any covenants in various of our financing and lease agreements, or to obtain waivers of these covenants as necessary;

•

our relationships with, and the reputation, financial health and viability of vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•

significant disruptions in the production and delivery of vehicles and parts for any reason, including as a result of natural disasters, product recalls, work stoppages or other occurrences that affect our manufacturers whose brands we sell and are outside of our control;

•	adverse results from litigation and other proceedings involving us;

•	our relationship with, and the financial stability of, our lenders and lessors;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•	our ability to renew, and enter into new, framework and dealer agreements with manufacturers whose brands we sell, on terms acceptable to us;

•	our ability to attract and retain key personnel;

•	our ability to leverage gains from our dealership portfolio; and

•	significant disruptions in the financial markets, which may impact our ability to access capital.

Many of these factors are beyond our control or difficult to predict, and their ultimate impact could be material. Moreover, the factors set forth under Item 1A entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference herein, as well as in other filings made from time to time with the SEC by us, should be read and considered as forward-looking statements subject to such uncertainties. Forward-looking statements speak only as of the date they are made. We expressly disclaim any obligation to update any forward-looking statement contained herein.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Asbury furnishes and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.asburyauto.com. The information contained in our website is not part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”), until the expiration of the exchange offer. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished, or may from time to time furnish, to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on February 28, 2011;

•	Our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, filed with the SEC on April 27, 2011; and

•	Our current reports on Form 8-K filed with the SEC on February 10, 2011, February 22, 2011 and April 26, 2011;

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

Attn: Investor Relations

(770) 418-8200

In order to receive timely delivery of any requested documents in advance of the expiration date of the exchange offer, you should make your request no later than                     , 2011, which is five full business days before you must make a decision regarding the exchange offer.

v

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data included and incorporated by reference in this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus. The following summary does not contain all of the information that you should consider before deciding whether to invest in the exchange notes and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and the documents incorporated herein by reference. You should carefully read the entire prospectus, including the information incorporated by reference herein, and particularly the information in the “Risk Factors” section beginning on page 12 of this prospectus, and in the documents incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information About Us.”

Our Company

We are one of the largest automotive retailers in the United States, operating 100 franchises (81 dealership locations) in 20 metropolitan markets within 11 states as of March 31, 2011. We offer an extensive range of automotive products and services, including new and used vehicles; vehicle maintenance, replacement parts and collision repair services; and financing, insurance and service contracts. As of March 31, 2011, we offered 29 domestic and foreign brands of new vehicles. Our current brand mix is weighted 87% towards luxury and mid-line import brands, with the remaining 13% consisting of domestic brands. We also operate 25 collision repair centers that serve customers in our local markets.

Our retail network is made up of dealerships operating primarily under the following locally-branded dealership groups.

•	Coggin dealerships, operating in the Florida markets of Jacksonville, Fort Pierce and Orlando;

•	Courtesy dealerships operating in Tampa, Florida;

•	Crown dealerships operating in New Jersey, North Carolina, South Carolina and Virginia;

•	Nalley dealerships operating in Atlanta, Georgia;

•	McDavid dealerships operating primarily in Dallas and Houston, Texas;

•	North Point dealerships operating in Little Rock, Arkansas;

•	Plaza dealerships operating in St. Louis, Missouri; and

•	Gray-Daniels dealerships operating in Jackson, Mississippi.

In addition to the dealership groups listed above, we also operated one luxury brand dealership in California as of March 31, 2011, which was sold on May 2, 2011.

Our operations provide a diverse revenue base that we believe mitigates the impact of fluctuating new car sales volumes. While new car sales generate the majority of our revenue, used vehicle retail sales, parts and service and finance and insurance provide significantly higher profit margins, account for the majority of our profitability and tend to be more stable throughout economic cycles.

•

New Vehicle Sales. For the three months ended March 31, 2011, we sold 18,584 new vehicles through our dealership network. New vehicle revenue was approximately 54.4% of our total revenues and new vehicle gross profit was approximately 19.7% of our total gross profit for the three months ended March 31, 2011.

•

Used Vehicle Sales. We sell used vehicles at all of our dealership locations. For the three months ended March 31, 2011, we retailed 13,519 used vehicles through our dealership network. Used vehicle retail revenue was approximately 23.7% of our total revenues and used vehicle retail gross profit was approximately 15.3% of our total gross profit for the three months ended March 31, 2011.

•

Parts and Service. We sell parts and provide maintenance and repair services at all of our dealership locations. Parts and service revenue accounted for approximately 13.8% of our total revenues and parts and service gross profit accounted for approximately 45.7% of our total gross profit for the three months ended March 31, 2011.

•

Finance and Insurance. We arrange vehicle financing for our customers and sell a number of after market products, such as insurance, warranty and service contracts. These finance and insurance (“F&I”) transactions result in commissions being paid to us by third party lenders and insurance providers. Our F&I revenue accounted for approximately 3.1% of our total revenues and F&I gross profit accounted for approximately 18.7% of our total gross profit for the three months ended March 31 2011.

Business Strategy

Focus on Premier Brand Mix, Strategic Markets and Diversification

We classify our new vehicle retail sales into the following categories: luxury, mid-line import, and mid-line domestic. Luxury and mid-line imports together accounted for approximately 87% of our new vehicle sales for the three months ended March 31, 2011. We continue to believe that, over the long-term, luxury and mid-line import manufacturers are well positioned to continue the market share gains they have achieved in the United States over the past few decades based on the expectation of continued broadening of their product offerings and the delivery of high quality products and services to their customers.

As of March 31, 2011, our geographic profile covered 20 different metropolitan markets at 81 locations in 11 states. We believe that our broad geographic coverage, as well as diversification among manufacturers, decreases our exposure to regional economic downturns and manufacturer-specific risks such as warranty issues or production disruption.

Maintain Disciplined Cost Structure and Emphasize Expense Control

We continually focus on expense control at our dealerships. We are constantly evaluating our cost structure, and believe we are well positioned to manage our costs in the future by:

•	centralizing our financial and information processing systems;

•	deploying information technology and best practices across our dealership network;

•	capitalizing on our scale through negotiating contracts with certain of our vendors on a national rather than regional basis; and

•	maintaining a performance-based compensation structure.

In order to mitigate the impact of significant fluctuations in vehicle sales, we tie management and employee compensation at various operational levels to performance through incentive-based pay systems based on appropriate metrics. For example, a portion of management’s stock-based compensation is based on overall performance criteria relative to our peer group, including, profitability growth, productivity improvement and return on invested capital measures. We also compensate our general managers, department managers and sales and other dealership personnel with incentive pay, based on metrics such as dealership profitability, departmental profitability and individual performance, as appropriate.

Flexible and Prudent Capital Allocation

Our capital allocation decisions are primarily based on our desire to maintain sufficient liquidity and a prudent capital structure. We continuously evaluate our liquidity and capital resources based upon (i) our cash and cash equivalents on hand, (ii) the funds that we expect to generate through future operations, (iii) current and expected borrowing availability under our revolving credit facilities, floor plan facilities and mortgage financing, (iv) amounts in our new vehicle floor plan notes payable offset accounts and (v) the potential impact of any contemplated or pending future transactions, including, but not limited to, financings, acquisitions, dispositions or other capital expenditures. As part of our balanced approach, we continuously evaluate capital deployment opportunities that we believe will maximize the value of our Company, including:

•	investing in our business and technology;

•	acquiring dealerships that meet our internal return threshold;

•	repurchase shares of our common stock in the open market; and

•	reducing our leverage through debt repurchases and purchasing properties currently under lease.

We may at some time in the future return some portion of capital to our stockholders through the payment of dividends.

Focus on Higher Margin Products and Services

While new vehicle sales are critical to drawing customers to our dealerships, parts and service, used vehicle retail sales and F&I generally provide significantly higher profit margins and account for the majority of our profitability. In order to maximize the growth of these higher margin businesses, we have discipline-specific executives at both the corporate and dealership levels who focus on increasing the penetration of current services and expanding the breadth of our offerings to customers.

Local Management of Dealership Operations

We believe that local management of dealership operations enables our retail network to provide market-specific responses to sales, customer service and inventory requirements. The general managers of our dealerships are responsible for the operations, personnel and financial performance of their dealerships, as well as other day-to-day operations. We believe our general managers’ familiarity with their markets enables them to effectively run day-to-day operations, market to customers and recruit new employees. The general manager of each dealership is supported, in most cases, by a new vehicle sales manager, a used vehicle sales manager, an F&I manager, and a parts and service manager. Our dealership management teams typically have many years of experience in the automotive retail industry. This management structure is complemented by support from the corporate office through centralized technology and financial oversight.

Commitment to Customer Service

We are focused on providing a high level of customer service and have designed our dealerships’ services to meet the needs of an increasingly sophisticated and demanding automotive consumer. We endeavor to establish relationships that we believe will result in both repeat business and additional business through customer referrals. Furthermore, we provide our dealership managers with appropriate incentives to employ more efficient selling approaches, engage in extensive follow-up to develop long-term relationships with customers and extensively train our sales staff to meet customer needs.

We continually evaluate opportunities, and implement appropriate new technologies, to improve the buying experience for our customers, and believe that our ability to share best practices across our multi-jurisdictional platform gives us an advantage over independent dealerships. For example, we recently implemented a common customer relations management tool in all of our dealerships to facilitate communications with our customers before, during and after the sale. We continue to invest in technologies designed to improve our sales process and employee productivity, all with the goal of improving the customer experience.

In addition, our higher margin parts and service operations are an integral part of our overall approach to customer service, providing an opportunity to foster ongoing relationships and improve customer loyalty. We continue to train our technicians and service advisors to ensure that our customers continue to receive excellent service.

Centralized Strategic and Administrative Functions

Our corporate management is responsible for our capital structure and operating strategy while the implementation of our operating strategy rests with each dealership management team based on the policies and procedures established by corporate management. Corporate management continuously evaluates the financial and operating results of our dealerships, as well as each dealership’s geographical location, and from time to time, makes decisions to acquire or dispose of dealerships to refine our dealership portfolio.

As part of our investment in our IT systems, in June 2010, we undertook the deployment of a common dealer management system (DMS) with the Dealer Services Group of Automatic Data Processing, Inc. as our provider. We expect the implementation of this system to be substantially complete by the end of 2011. We believe a single DMS will provide the foundation for future efficiencies that will result in a better experience for our customers.

We consolidate financial, accounting and operational data received from our dealerships through customized financial products. Our approach to information technology enables us to integrate and aggregate information from our dealerships. Through the combination of a common dealer management system and our corporate financial products, management will be able to view the financial, accounting and operational data at various levels of the organization. In addition, we have centralized our information technology, payroll and benefits administration from which we have experienced cost synergies.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $200,000,000 aggregate principal amount of our registered 8.375% Senior Subordinated Notes due 2020 (the “exchange notes”) for an equal principal amount of our outstanding restricted 8.375% Senior Subordinated Notes due 2020 (the “original notes”) that were issued in November 2010. The terms of the exchange notes are identical in all material respects to those of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions relating to the original notes will not apply to the exchange notes. The exchange notes will be of the same class as the outstanding original notes. Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Purpose of the Exchange Offer	The exchange notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the original notes.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, or on a later date and time to which we extend it (the “expiration date”). Tenders of original notes in the exchange offer may be withdrawn at any time prior to the expiration date. As soon as practicable following the expiration date, we will exchange the exchange notes for validly tendered original notes. Any original notes that are not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	Each holder of original notes wishing to participate in the exchange offer must complete, sign and date the accompanying letter of transmittal, or its facsimile, in accordance with its instructions, and mail or otherwise deliver it, or its facsimile, together with the original notes and any other required documentation to the exchange agent at the address in the letter of transmittal. Original notes may be physically delivered, but physical delivery is not required if a confirmation of a book-entry transfer of the original notes to the exchange agent’s account at DTC is delivered in a timely fashion. A holder may also tender its original notes by means of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program. See “The Exchange Offer—Procedures for Tendering Original Notes.”

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange. The exchange offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange Agent	The Bank of New York Mellon.

U.S. Federal Income Tax Considerations	Your exchange of an original note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 12 of this prospectus, and the risk factors incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer.

The Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes do not apply to the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see “Description of the Notes.”

Issuer	Asbury Automotive Group, Inc.

Notes Offered	$200.0 million principal amount of 8.375% Senior Subordinated Notes due 2020. The exchange notes offered hereby will be of the same class as the original notes.

Maturity	November 15, 2020.

Interest	8.375% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2011.

Guarantors	The exchange notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of our existing subsidiaries and all of our future domestic restricted subsidiaries, with certain exceptions. As of the date hereof, four of our subsidiaries are unrestricted subsidiaries (as defined in the indenture governing the notes), and do not guarantee the notes and will not guarantee the exchange notes. These subsidiaries accounted for approximately 3.0% of our consolidated revenues for the three months ended March 31, 2011, 3.1% of our consolidated indebtedness and 2.6% of our consolidated assets as of such date. We expect these subsidiaries will become restricted subsidiaries under the indenture governing the notes, and guarantors of our obligations under the notes and the exchange notes in the future, although no assurances thereof can be provided. To the extent one or more of our subsidiaries do not meet the definition of “minor” (as defined in Rule 3-10(h) of Regulation S-X) as of the applicable financial statement date, we will be required to provide, and will provide, in appropriate periodic reports the financial information with respect thereto as required pursuant to Rule 3-10(f) of Regulation S-X.

Ranking	The exchange notes and the guarantees will be our unsecured senior subordinated obligations. Accordingly, they will rank:

•

subordinated in right of payment to all of our and the guarantors’ existing and future senior indebtedness, whether or not secured (including borrowings under our BofA Revolving Credit Facility, JPMorgan Used Vehicle Floor Plan Facility, Wachovia Master Loan Agreement (each as defined herein) and our other floor plan facilities);

•	pari passu in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness, including our 7.625% Senior Subordinated

Notes due 2017 (the “7.625% Notes”) and our 3% Senior Subordinated Convertible Notes due 2012 (the “3% Convertible Notes”);

•	senior to any of our and the guarantors’ existing and future indebtedness that expressly provides that it is subordinated to the notes and the guarantees; and

•	effectively junior to all existing and future liabilities, including trade payables, of future non-guarantor subsidiaries.

As of March 31, 2011, we and our consolidated subsidiaries had $170.7 million of secured indebtedness (excluding floor plan notes payable of $374.8 million and capital lease obligations of $4.0 million) and $371.2 million of unsecured senior subordinated indebtedness outstanding. If the subsidiaries described above that are unrestricted subsidiaries as of the date hereof were unrestricted subsidiaries as of March 31, 2011, they would have accounted for 10.0% of such secured indebtedness, and 0% of such unsecured indebtedness as of such date, respectively.

Change of Control and Asset Sales	If we experience specific kinds of changes of control, we will be required to make an offer to purchase the exchange notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. If we sell assets under certain circumstances, we will be required to make an offer to purchase the exchange notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption	Any time prior to November 15, 2013, we may, at our option, use the net proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of exchange notes, plus accrued and unpaid interest, if any, to the redemption date.

At any time prior to November 15, 2015, we may, at our option, redeem all or a portion of the exchange notes in cash at a price equal to 100% of their principal amount plus the applicable premium described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

On or after November 15, 2015, we may, at our option, redeem all or a portion of the exchange notes in cash at the redemption prices described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Certain Covenants	The indenture governing the exchange notes contains covenants that will restrict our ability, and the ability of our restricted subsidiaries, to, among other things:

•	incur indebtedness or issue preferred shares;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	limit the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes.”

No Prior Market	There is no public trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. See “Risk Factors—Risks Related to the Exchange Notes—We cannot assure you that an active trading market will develop for the exchange notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Trustee	The Bank of New York Mellon.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus before deciding whether to invest in the exchange notes.

Summary Historical Consolidated Financial Information

The summary below presents certain historical consolidated financial information and should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. The summary historical consolidated income statement and other data for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009 and 2008, and the balance sheet data as of March 31, 2011, December 31, 2010 and 2009, should be read in conjunction with our unaudited condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, and our audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2010, each of which is incorporated by reference herein. The summary historical consolidated income statement and other data for the years ended December 31, 2007 and 2006 and the historical balance sheet data as of December 31, 2008, 2007 and 2006 is derived from our audited financial statements and related notes that are not incorporated by reference herein. The summary historical consolidated financial information presented below does not contain all of the information you should consider before deciding whether or not to participate in the exchange offer, and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, and notes thereto, incorporated by reference in this prospectus.

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Income Statement Data:
Revenues
New vehicle	$571.2	$477.0	$2,179.6	$1,859.6	$2,371.8	$2,841.3	$2,756.0
Used vehicle	301.4	248.8	1,084.6	902.4	1,012.3	1,265.9	1,233.9
Parts and service	144.6	137.5	555.4	553.2	581.8	549.7	519.9
Finance and insurance, net	32.4	25.2	116.4	90.9	127.5	141.0	134.1

Total revenues	1,049.6	888.5	3,936.0	3,406.1	4,093.4	4,797.9	4,643.9
Cost of sales	876.7	733.9	3,287.3	2,823.5	3,416.1	4,048.0	3,918.0

Gross profit	172.9	154.6	648.7	582.6	677.3	749.9	725.9
Selling, general and administrative expenses	134.8	121.7	499.5	465.5	547.8	576.6	555.4
Depreciation and amortization	5.3	5.4	21.1	22.2	21.1	18.4	17.2
Impairment expenses	—	—	—	—	528.7	—	—
Other operating expense (income), net	10.4	(0.7)	1.4	(0.8)	1.3	1.0	(1.4)

Income (loss) from operations	22.4	28.2	126.7	95.7	(421.6)	153.9	154.7
Other income (expense):
Floor plan interest expense	(2.7)	(2.4)	(9.4)	(10.9)	(22.2)	(31.3)	(29.9)
Other interest expense, net	(10.5)	(9.0)	(36.2)	(36.2)	(37.1)	(33.7)	(38.3)
Swap interest expense	(1.4)	(1.7)	(6.6)	(6.6)	(5.5)	(1.7)	(1.3)
Convertible debt discount amortization	(0.2)	(0.4)	(1.4)	(1.8)	(3.0)	(2.4)	__
(Loss) gain on extinguishment of long-term debt	—	—	(12.6)	0.1	26.2	(18.5)	(1.1)

Total other expense, net	(14.8)	(13.5)	(66.2)	(55.4)	(41.6)	(87.6)	(70.6)

Income (loss) before income taxes	7.6	14.7	60.5	40.3	(463.2)	66.3	84.1
Income tax expense (benefit)	2.9	5.7	23.2	15.1	(136.2)	23.6	31.7

Income (loss) from continuing operations	4.7	9.0	37.3	25.2	(327.0)	42.7	52.4
Discontinued operations, net of tax	15.2	(1.6)	0.8	(11.8)	(16.7)	6.8	8.3

Net income (loss)	$19.9	$7.4	$38.1	$13.4	$(343.7)	$49.5	$60.7

Income (loss) from continuing operations per common share:
Basic	$0.15	$0.28	$1.16	$0.79	$(10.32)	$1.41	$1.86

Diluted	$0.14	$0.27	$1.12	$0.77	$(10.32)	$1.38	$1.81

Cash dividends declared per common share	$—	$—	$—	$—	$0.68	$0.85	$0.40

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
Other Data:
New vehicle unit sales	18,584	15,330	69,683	62,033	79,461	94,901	93,526
Used vehicle retail unit sales	13,519	10,887	46,473	39,373	44,241	52,554	53,313
Number of dealerships	81	80	84	81	87	93	87
Number of franchises	100	107	110	106	115	124	114

Balance sheet Data (at period end):
Working capital	$251.7	$243.7	$241.0	$213.4	$161.5	$320.7	$412.0
Inventories(1)	572.8	500.2	578.7	506.7	689.5	782.8	780.1
Total assets	1,441.5	1,346.6	1,486.3	1,400.9	1,650.8	2,009.1	2,030.8
Floor plan notes payable(2)	374.8	386.2	456.8	441.6	633.4	683.8	704.7
Total debt(2)	545.9	536.3	549.0	537.8	610.7	458.6	455.9
Total shareholders’ equity	307.8	252.5	287.1	243.6	226.6	593.9	611.8

(1)	Includes amounts classified as assets held for sale on our consolidated balance sheets.
(2)	Includes amounts classified as liabilities associated with assets held for sale on our consolidated balance sheets.

RISK FACTORS

The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes that do not apply to the exchange notes. This section describes some, but not all, of the risks of acquiring the exchange notes and participating in the exchange offer. Before making an investment decision, you should carefully consider the risk factors described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

Our substantial leverage could adversely affect our ability to operate our business and adversely impact our compliance with our revolving credit facility, our used vehicle floor plan facility and our other debt covenants.

We are highly leveraged and have significant debt service obligations. As of March 31, 2011, (i) we and our consolidated subsidiaries had $170.7 million of secured indebtedness (excluding floor plan notes payable of $374.8 million and capital lease obligations of $4.0 million), and (ii) we and our consolidated subsidiaries had $371.2 million of unsecured senior subordinated indebtedness outstanding. In addition, we and our subsidiaries may incur additional debt from time to time to finance acquisitions or capital expenditures or for other purposes, subject to the restrictions contained in, of that will be contained in, our debt agreements, including the indentures governing our 7.625% Notes and the original notes. We will have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

In addition, we have and expect to continue to have operating and financial restrictions and covenants in our debt instruments, including the BofA Revolving Credit Facility and the indentures governing each of our 7.625% Notes and the original notes, that may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Floor Plan Facility and our Wachovia Master Loan Agreement require us to maintain certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of the covenants in our debt instruments or our inability to comply with the required financial ratios could result in an event of default, which, if not cured or waived, could have a material adverse effect on us. For example, in the event of any default under our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Floor Plan Facility and our Wachovia Master Loan Agreement, the payment of all outstanding borrowings thereunder could be accelerated together with accrued and unpaid interest and other fees, and we would be required to apply all of our available cash to repay these borrowings thereunder or could be prevented from making debt service payments on our 7.625% Notes, the 3% Convertible Notes and the original notes and the exchange notes, any of which would be an event of default under the indentures governing such notes. Our substantial debt service obligations could increase our vulnerability to adverse economic or industry conditions.

The terms of our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Floor Plan Facility and our Wachovia Master Loan Agreement require us on an ongoing basis to meet certain financial ratios, including a fixed charge coverage ratio of no less than 1.2 to 1. As of March 31, 2011, we were in compliance with all required covenants.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the exchange notes when due. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our debt instruments existing at the time such indebtedness is incurred. The terms of the indenture governing the exchange notes will permit the incurrence of additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions subject to certain conditions, any of which could have the effect of diminishing our ability to make payments on the exchange notes when due. The terms of the instruments governing our subsidiaries’ indebtedness may also permit such actions.

We are a holding company and as a result are dependent on our subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the exchange notes.

Our ability to make payments on our indebtedness, fund our ongoing operations and invest in capital expenditures and any acquisitions will depend on our subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the exchange notes. Many of our subsidiaries are subject to restrictions on payments, to us and our affiliates under their, franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, loan facilities and floor plan agreements. For example, most of the agreements contain minimum working capital or net worth requirements, and some manufacturers’ dealer agreements specifically prohibit a distribution to us if the distribution would cause the dealership to fail to meet such manufacturer’s capitalization guidelines, including net working capital. These restrictions limit our ability to utilize profits generated from one subsidiary at other subsidiaries or, in some cases, at the parent company. These factors could also render our subsidiary guarantors financially or contractually unable to make payments under their guarantees of the exchange notes.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the exchange notes, and to fund planned capital expenditures and our research and development efforts, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our BofA Revolving Credit Facility and our other debt agreements, including the indentures governing the 7.625% Notes and notes, and other agreements we may enter into in the future. In particular, we will need to maintain compliance with certain financial ratios under our various credit facilities.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our BofA Revolving Credit Facility or from other sources in an amount sufficient to enable us to pay our debt, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity.

We may not be able to refinance our indebtedness on terms favorable to us, or at all.

We cannot assure you that we will be able to refinance any of our debt, including our BofA Revolving Credit Facility, on commercially reasonable terms or at all. In particular, our BofA Revolving Credit Facility, our 7.625% Notes and our 3% Convertible Notes will mature prior to the maturity of the exchange notes. If we were unable to make payments or refinance our debt or obtain new financing upon maturity of such other debt, we would have to consider other options, such as sales of assets, sales of equity securities and/or negotiations with our lenders to restructure the applicable debt. Our BofA Revolving Credit Facility, the indentures governing our 7.625% Notes and the original notes and the exchange notes and our other debt instruments may restrict, or market or business conditions may limit, our ability to do some of these things. Our inability to do any of the foregoing could make it more difficult to meet our obligations under the exchange notes.

Your right to receive payments on the exchange notes will be junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.

The exchange notes and the guarantees will be subordinated to the prior payment in full of our and the guarantors’ respective current and future senior indebtedness to the extent set forth in the indenture. As of March 31, 2011, we had $170.7 million of total senior indebtedness (excluding floor plan notes payable of $374.8 million and capital lease obligations of $4.0 million). As of such date, no amounts were outstanding under our BofA Revolving Credit Facility, which provides for aggregate borrowings of up to $150.0 million, subject to a borrowing base. The exchange notes will also be subordinated to senior indebtedness under our floor plan facilities. Because of the subordination provisions of the exchange notes, in the event of the bankruptcy, liquidation or dissolution of Asbury or any guarantor, our assets or the assets of the guarantors would be available to pay obligations under the notes and our other senior subordinated obligations only after all. payments had been made on our or the guarantors’ senior indebtedness. Sufficient assets may not remain after all these payments have been made to make required payments on the exchange notes and any other senior subordinated obligations, including payments of interest when due. As a result, holders of exchange notes may receive less, ratably, than our other unsecured general creditors if we are the subject of a bankruptcy, liquidation, reorganization or similar proceeding.

In addition, we will be prohibited from making all payments on the exchange notes and the guarantees in the event of a payment default on our senior indebtedness (including borrowings under our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Floor Plan Facility, our Wachovia Master Loan Agreement and our other floor plan facilities) and, for limited periods, upon the occurrence of other defaults under our BofA Revolving Credit Facility and our floor plan facilities. In the event of a non-payment default under our senior indebtedness, we may not have sufficient funds to pay all our creditors, including the holders of the exchange notes. See “Description of the Notes.”

Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the exchange notes.

The exchange notes will be effectively subordinated to all existing and future liabilities of our subsidiaries that are not guarantors. Subsidiaries we may establish or acquire in the future that are foreign subsidiaries, or which do not have any indebtedness or guarantees of indebtedness or which we designate as unrestricted subsidiaries in accordance with the indenture, will not be required to guarantee the exchange notes. Subsequent to March 31, 2011, we designated certain of our subsidiaries as unrestricted subsidiaries under the indenture governing the notes. These subsidiaries accounted for approximately 3.0% of our consolidated revenues for the three months ended March 31, 2011, and 3.1% of our consolidated indebtedness and 2.6% of our consolidated assets as of such date. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you as a holder of the exchange notes. In the event that any of our non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets and earnings of those subsidiaries will be used first to satisfy the claims of their creditors, trade creditors, banks and other lenders and judgment creditors.

The exchange notes are not secured.

In addition to being subordinated to all of our and our guarantors’ existing and future senior indebtedness, the exchange notes and the guarantees will not be secured by any of our assets or those of our subsidiaries. Our obligations under our BofA Revolving Credit Facility are secured by a blanket lien on all of our assets. In addition, substantially all our new and used vehicle inventory, among other assets, is pledged to secure our obligations under our floor plan facilities under which we finance vehicle purchases. Finally, the terms of the exchange notes do not restrict us from granting liens to secure debt that is senior in right of payment to the exchange notes. If we become insolvent or are liquidated, or if payment under the BofA Revolving Credit Facility or any other secured senior indebtedness is accelerated, the lenders under the BofA Revolving Credit Facility or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the BofA Revolving Credit Facility or any of our other senior indebtedness).

Restrictions imposed by our BofA Revolving Credit Facility, our other credit facilities and each of the indentures governing our 7.625% Notes and the notes limit our ability to obtain additional financing and to pursue business opportunities.

The operating and financial restrictions and covenants in our debt instruments, including our BofA Revolving Credit Facility, our 7.625% Notes and the indentures governing the notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Financing Facility, our Wachovia Master Loan Agreement and other facilities require us to maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the applicable facility. In the event of any default under any such facility, the lenders could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See “Description of Other Indebtedness” and “Description of the Notes.”

It may not be possible for us to purchase the exchange notes on the occurrence of a change in control.

Upon the occurrence of specific change of control events, we will be required to offer to repurchase all of the exchange notes at 101% of the principal amount of the exchange notes plus accrued and unpaid interest, including any special interest, to the date of purchase. The source of funds for any such purchase of the exchange notes would be our available cash or cash generated from our operations or other sources, which may include borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase the exchange notes upon a change of control because we may not have sufficient financial resources to purchase all of the exchange notes that are tendered upon a change of control. Further, we will be contractually restricted under the terms of our BofA Revolving Credit Facility, our JPMorgan Used Vehicle Floor Plan Facility and our Wachovia Master Loan Agreement from repurchasing all of the exchange notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to offer to repurchase the exchange notes unless we are able to refinance or obtain waivers under any applicable facility. Our failure to purchase tendered exchange notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our other debt instruments, including our BofA Revolving Credit Facility. Any of our future debt agreements may contain similar provisions. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Some significant restructuring transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the exchange notes.

Under the indenture governing the exchange notes, upon the occurrence of a change of control, you will have the right to require us to repurchase your exchange notes. However, the change of control provisions will not afford protection to holders of exchange notes in the event of certain other transactions that could adversely affect the exchange notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to repurchase the exchange notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the exchange notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of exchange notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee can be voided, or claims under a subsidiary guarantee may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor or received less than reasonably equivalent value or fair consideration for the issuance of the guarantee; and

•	the subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged or about to engage in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due; or

•	was a defendant in an action for money damages, or had a judgment for money damages docketed against it and, in either case, after final judgment, the judgment was unsatisfied.

In addition, any payment by that subsidiary guarantor under a guarantee could be voided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all of its assets;

•

the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

In the event the guarantee of the exchange notes by a subsidiary guarantor is voided as a fraudulent conveyance, holders of the exchange notes would effectively be subordinated to all indebtedness and other liabilities of that guarantor.

We cannot assure you that an active trading market will develop for the exchange notes.

Prior to this offering, there has been no public market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange. We have been informed by the initial purchasers of the original notes that they intend to make a market in the exchange notes after this exchange offer is completed. However, they are not obligated to and the initial purchasers of the original notes may cease their market-making activities at any time. In addition, the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in the automotive industry. We cannot assure you that an active trading market will develop or be maintained for the exchange notes. If an active market does not develop or is not maintained, the market price of the exchange notes may decline and you may not be able to resell the exchange notes.

Our credit ratings may not reflect the risks of investing in the exchange notes and any downgrade of our credit ratings generally may cause the trading price of the exchange notes to fall.

The exchange notes will be rated by at least one nationally recognized statistical rating organization. The ratings of our exchange notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the exchange notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the exchange notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the exchange notes. If one or more rating agencies that rates the exchange notes reduces their rating in the future, or announces their intention to put the exchange notes on credit watch, the market price of the exchange notes could be harmed. Future downgrades of our credit ratings in general could also cause the trading price of the exchange notes to decrease which could lead to increased corporate borrowing costs for us.

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

Original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Original Notes” and “The Exchange Offer—Conditions to the Exchange Offer.” These procedures and conditions include timely receipt by the exchange agent of such original notes (or a confirmation of book-entry transfer) and of a properly completed and duly executed letter of transmittal (or an agent’s message from The Depository Trust Company).

Because we anticipate that all or substantially all holders of original notes will elect to exchange their original notes in this exchange offer, we expect that the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you do not tender your original notes, you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the original notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the original notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of original notes. The terms of the exchange notes are identical in all material respects to those of the original notes, except for transfer restrictions, registration rights and special interest provisions relating to the original notes that will not apply to the exchange notes. The exchange notes will be entitled to the benefits of the indenture under which the original notes were issued. See “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered or accepted for exchange. As of the date of this prospectus, $200.0 million aggregate principal amount of the original notes was outstanding. Original notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of original notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their original notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the exchange notes. If you do not exchange such original notes for exchange notes pursuant to the exchange offer, your original notes will continue to be subject to restrictions on transfer.

If any holder of the original notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date, which is 5:00 p.m., New York City time, on                     , 2011 unless we, in our sole discretion, extend the period during which the exchange offer is open.

We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to The Bank of New York Mellon, the exchange agent, and by public announcement communicated by no later than 5:00 p.m. on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the exchange offer, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

The exchange date will be as soon as practicable following the expiration date. We expressly reserve the right to:

•

terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable.

Unless we terminate the exchange offer prior to the expiration date, we will exchange the exchange notes for the tendered original notes promptly after the expiration date, and will issue to the exchange agent exchange notes for original notes validly tendered, not withdrawn and accepted for exchange. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Procedures for Tendering Original Notes

The tender of original notes by you pursuant to any one of the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal.

General Procedures. You may tender original notes by:

•

properly completing and signing the accompanying letter of transmittal or a facsimile and delivering the letter of transmittal together with a timely confirmation of a book-entry transfer of the original notes being tendered, if the procedure is available, into the exchange agent’s account at The Depository Trust Company, or DTC, for that purpose pursuant to the procedure for book-entry transfer described below, or

•	complying with the guaranteed delivery procedures described below.

A holder may also tender its original notes by means of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system. If delivery is made through ATOP, the holder must transmit an agent’s message to the exchange agent’s account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that the holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the holder.

If tendered original notes are registered in the name of the signer of the accompanying letter of transmittal and the exchange notes to be issued in exchange for those original notes are to be issued, or if a new note representing any untendered original notes is to be issued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to us and duly executed by the registered holder and the signature on the endorsement or instrument of transfer must be guaranteed by a commercial bank or trust company located or having an office or correspondent in the United States or by a member firm of a national securities exchange or of the National Association of Securities Dealers, Inc. or by a member of a signature medallion program such as “STAMP.” If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, the signature on the letter of transmittal must be guaranteed by an eligible institution.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the registered holder promptly and instruct the registered holder to tender original notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must, prior to completing and executing the accompanying letter of transmittal and delivering the original notes, either make appropriate arrangements to register ownership of the original notes in the beneficial owner’s name or follow the procedures described in the immediately preceding paragraph. The transfer of record ownership may take considerable time.

A tender will be deemed to have been received as of the date when:

•	the tendering holder’s properly completed and duly signed letter of transmittal accompanied by a book-entry confirmation is received by the exchange agent; or

•	notice of guaranteed delivery or letter or facsimile transmission to similar effect from an eligible institution is received by the exchange agent.

Issuances of exchange notes in exchange for original notes tendered pursuant to a notice of guaranteed delivery or letter or facsimile transmission to similar effect by an eligible institution will be made only against deposit of the letter of transmittal and book-entry confirmation and any other required documents.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions to the exchange offer or any defects or irregularities in tenders of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders. Neither we, the exchange agent, the trustee nor any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal and its instructions, will be final and binding.

The method of delivery of all documents is at the election and risk of the tendering holder, and delivery will be deemed made only when actually received and confirmed by the exchange agent. If the delivery is by mail, it is recommended that registered mail properly insured with return receipt requested be used and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

Book-Entry Transfer. The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures. If the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the exchange agent has received at its office a letter or facsimile transmission from an eligible institution setting forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of the original notes being tendered and stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the expiration date a book-entry confirmation together with a properly completed and duly executed letter of transmittal and any other required documents, will be delivered by the eligible institution to the exchange agent in accordance with the procedures outlined above. Unless original notes being tendered by the above-described method are deposited with the exchange agent, including through a book-entry confirmation, within the time period set forth above and accompanied or preceded by a properly completed letter of transmittal and any other required documents, we may, at our option, reject the tender. Additional copies of a notice of guaranteed delivery which may be used by eligible institutions for the purposes described in this paragraph are available from the exchange agent.

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The transferring party tendering original notes for exchange will be deemed to have exchanged, assigned and transferred the original notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered original notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor will be required to agree that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange for tendered original notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

By tendering original notes and executing the accompanying letter of transmittal, the transferor certifies that:

•

it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the registered holder;

•	the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	the transferor is not a broker-dealer who purchased the original notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered original notes to be withdrawn, the principal amount of original notes to be withdrawn, that the holder is withdrawing its election to have such original notes exchanged and the name of the registered holder of the original notes, and must be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the ownership of the original notes being withdrawn. Properly withdrawn original notes may be retendered by following one of the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to the expiration date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of DTC. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered original notes when and if we have given written notice to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the original notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered original notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the exchange offer, if, in our reasonable determination:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the exchange offer;

•	assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under which the original notes were issued under the Trust Indenture Act, as amended.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, the accompanying letter of transmittal or a notice of guaranteed delivery, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	Facsimile Transmission Number:	Confirm by Telephone or for Information:

The Bank of New York Mellon Corporate Trust: Restructuring Unit, 27th Floor Jersey City, New Jersey 07310 Attn: William Buckley	(212) 815-1915 Attention: William Buckley	(212) 815-5788

Delivery of the accompanying letter of transmittal to an address other than as set forth above, or transmission of instructions via facsimile other than as set forth above, will not constitute a valid delivery.

The exchange agent also acts as trustee under the indenture under which the original notes were issued and the exchange notes will be issued.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the carrying value of the original notes as reflected on our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the exchange of exchange notes for original notes. Expenses incurred in connection with the issuance of the exchange notes will be amortized over the term of the exchange notes.

Transfer Taxes

If you tender your original notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

The discussion herein is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an original note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the original notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of original notes who do not exchange original notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the original notes. In general, the original notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the original notes and the absence of similar restrictions applicable to the exchange notes, it is highly likely that the market, if any, for original notes will be relatively less liquid than the market for exchange notes. Consequently, holders of original notes who do not participate in the exchange offer could experience significant diminution in the value of their original notes compared to the value of the exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2011	Year Ended December 31,
		2010	2009	2008		2007	2006
RATIO OF EARNINGS TO FIXED CHARGES	1.42	1.88	1.58	—	(1)	1.74	1.93

(1)	In December 2008, we incurred $528.7 million of pre-tax impairment expenses related to goodwill, franchise rights, other intangible assets and property and equipment. As a result of these impairment charges, our earnings for 2008 were inadequate to cover fixed charges (as calculated above) by $464.2 million.

For purposes of the ratio above:

The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, and (iii) an estimate of the interest within rental expense.

The term “earnings” means the sum of: (i) pre-tax income from continuing operations; (ii) fixed charges; and (iii) amortization of capitalized interest, less interest capitalized.

We have not had any shares of preferred stock outstanding during any of these periods, and have not paid any preferred stock dividends. Therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios above.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of outstanding original notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except with respect to the transfer restrictions and registration rights and related special interest provisions relating to the original notes. The original notes surrendered in exchange for the exchange notes will be retired and cannot be reissued.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of March 31, 2011.

You should read this table in conjunction with our consolidated financial statements and the related notes included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference herein.

As of March 31, 2011
(in millions, except share and per share data)
Cash and cash equivalents	$7.9

Long-term debt (including current maturities(1)):
Mortgage notes payable bearing interest at variable rates	170.7
BofA Revolving Credit Facility(2)	—
8.375% Senior Subordinated Notes due 2020	200.0
3% Senior Subordinated Convertible Notes due 2012(3)	28.0
7.625% Senior Subordinated Notes due 2017	143.2
Capital lease obligations	4.0

Long-term debt	545.9
Shareholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized; no shares issued or outstanding	—
Common stock, par value $.01 per share, 90,000,000 shares authorized; 38,007,374 shares issued, including shares held in treasury	0.4
Additional paid-in capital	467.4
Accumulated deficit	(75.8)
Treasury stock, at cost; 5,022,096 shares held	(79.1)
Accumulated other comprehensive loss	(5.1)

Total shareholders’ equity	307.8

Total capitalization	$853.7

(1)	Does not include floor plan notes payable of $374.8 million, which reflect amounts payable for purchases of specific vehicle inventories.
(2)	Our BofA Revolving Credit Facility provides for aggregate borrowings of up to $150.0 million, subject to a borrowing base.
(3)	Includes $29.5 million in aggregate principal amount reduced by unamortized discount of $1.5 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

In September 2008, we entered into a revolving credit facility with Bank of America, N.A. (the “BofA Revolving Credit Facility”). The BofA Revolving Credit Facility matures on August 15, 2012. Under the BofA Revolving Credit Facility, subject to a borrowing base, we may (i) borrow up to $150.0 million, which amount may be expanded up to $200.0 million in total credit availability upon satisfaction of certain conditions, (ii) borrow up to $20.0 million from Bank of America under a swing line of credit and (iii) request Bank of America to issue letters of credit on our behalf. The amount available for borrowing under the BofA Revolving Credit Facility is subject to a borrowing base calculation, which is reduced on a dollar-for-dollar basis by the aggregate face amount of any outstanding letters of credit and swing line loans issued by Bank of America. Based on the borrowing base calculation and the $15.7 million of outstanding letters of credit as of March 31, 2011, our available borrowings were limited to $121.9 million. As of March 31, 2011, we did not have any borrowings outstanding under the BofA Revolving Credit Facility.

Any loan (including any swing line loans) under the BofA Revolving Credit Facility will bear interest at a specified percentage above the LIBOR or Base Rate (as defined therein), at our option, according to a utilization rate-based pricing grid set forth below:

Pricing Level	Utilization Rate	Commitment Fee	Letter of Credit Fee	Eurodollar Rate +	Base Rate +
1	Less than or equal to 25%	0.40%	2.75%	3.00%	2.00%
2	Less than or equal to 50% but greater than 25%	0.50%	3.25%	3.50%	2.50%
3	Greater than 50%	0.60%	3.75%	4.00%	3.00%

Under the terms of the BofA Revolving Credit Facility, we agreed not to pledge any assets to a third party, subject to certain exceptions (such as the security interest in new vehicle inventory financed using floor plan arrangements and used vehicles used as collateral under the JPMorgan Used Vehicle Floor Plan Facility). In addition, the BofA Revolving Credit Facility contains certain negative covenants, including covenants Which could prohibit or restrict the payment of dividends, equity and debt repurchases, capital expenditures and material dispositions of assets, as well as other customary covenants and default provisions.

Under the terms of the BofA Revolving Credit Facility, our ability to incur new indebtedness is currently limited to (i) permitted floor plan indebtedness, (ii) real estate loans in an aggregate amount not to exceed $12.0 million, (iii) certain refinancings, refunds, renewals or extensions of existing indebtedness and (iv) other customary permitted indebtedness. In July 2009, we amended the BofA Revolving Credit Facility, which among other things, eliminated the total leverage ratio and reduced the required fixed charge coverage ratio from 1.20 to 1.00 to 1.10 to 1.00 for each four fiscal quarter period ending on or before September 30, 2010. The required fixed charge coverage ratio beginning with the quarter ended December 31, 2010 was, and for future periods is, 1.20 to 1.00. At our option and with 30 days’ written notice, the indebtedness limitation, as described above, may be removed in conjunction with the reinstatement of the total leverage ratio to the terms as set forth in the BofA Revolving Credit Facility prior to the July 2009 amendment. We are also subject to financial covenants under the terms of the BofA Revolving Credit Facility, and we were in compliance with all such covenants as of March 31, 2011.

The BofA Revolving Credit Facility contains events of default, including cross-defaults to other material indebtedness, change of control events and events of default customary for syndicated commercial credit facilities. Upon the occurrence of an event of default, the administrative agent may (i) require us to immediately repay all outstanding amounts under the BofA Revolving Credit Facility, (ii) declare the commitment of each lender to make loans and any obligation of Bank of America to extend letters of credit terminated, (iii) require us to cash collateralize any letter of credit obligations and (iv) exercise on behalf of itself and the other lenders all rights and remedies available to it and the other lenders under the credit agreement and each of the other loan documents.

Under the terms of collateral documents entered into with the lenders under the BofA Revolving Credit Facility, the lenders have a security interest in certain of our personal property other than fixtures and certain other excluded property. Our subsidiaries also guarantee our obligations under the BofA Revolving Credit Facility.

Floor Plan Financing

In September 2008, we entered into floor plan facilities funded predominantly by our brands’ captive finance companies for the purchase of new and used inventory at all of our dealerships.

As of March 31, 2011, our new vehicle inventory purchases are now financed by the following floor plan providers:

•	American Honda Finance—Honda and Acura new vehicle inventory;

•	Bank of America—Chrysler, Dodge and Jeep new vehicle inventory—limited to $18.0 million of borrowing availability;

•	BMW Financial Services—BMW and MINI new vehicle inventory;

•	DCFS USA LLC—Mercedes-Benz and smart new vehicle inventory;

•	Ford Motor Credit Corporation—Ford, Lincoln, Volvo and Mazda new vehicle inventory;

•	Ally/General Motors Acceptance Corporation—Chevrolet, Buick, GMC and Cadillac new vehicle inventory;

•	JPMorgan Chase Bank, N.A.—Audi, Hyundai, Kia, Land Rover, Jaguar, Porsche and Volkswagen new vehicle inventory—limited to $30.0 million of borrowing capacity;

•	Nissan Motor Acceptance Corporation—Nissan and Infiniti new vehicle inventory;

•	Toyota Financial Services—Toyota new vehicle inventory purchased from Gulf States Toyota and Lexus new vehicle inventory; and

•	World Omni Financial Corporation—Toyota new vehicle inventory purchased from Southeast Toyota.

Borrowings on all our new vehicle floor plan financing facilities above accrue interest at rates ranging from approximately 1.50% to 3.00% above the London Interbank Offered Rate (“LIBOR”) or 0.50% below to 1.50% above the Prime Rate, with some floor plan financing facilities establishing specific prime rate or LIBOR minimums. Other than the limitations under our new vehicle floor plan facilities with Bank of America and JPMorgan Chase Bank, N.A., as described above, all of our other new vehicle floor plan facilities do not have stated borrowing limitations. Our floor plan facility with JPMorgan Chase Bank, N.A. matures in August 2012, and the floor plan facilities with all other lenders have no stated termination date.

Under the terms of the collateral documents entered into with the lenders under our new vehicle floor plan facilities, we and all of our dealership subsidiaries granted security interests in all of the new vehicle inventory financed under the respective floor plan facilities, as well as the proceeds from the sale of such vehicles, and certain other collateral.

We consider floor plan notes payable to a party that is affiliated with the entity from which we purchase our new vehicle inventory “Floor plan notes payable—trade” and all other floor plan notes payable “Floor plan notes payable—non-trade.” As of March 31, 2011, we had $289.7 million of floor plan notes payable—trade and $85.1 million of floor plan notes payable—non-trade outstanding, including amounts classified as Liabilities Associated with Assets Held for Sale. For a more detailed discussion of our floor plan notes payable, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference herein.

JPMorgan Used Vehicle Floor Plan Facility

In October 2008, we entered into a used vehicle floor plan facility with JPMorgan Chase Bank, N.A. (the “JPMorgan Used Vehicle Floor Plan Facility”), against which we use certain of our used motor vehicle inventory as collateral. In March 2009, in connection with waivers we obtained under our credit facilities with Bank of America and JPMorgan Chase, we agreed to reduce the total credit availability under our JPMorgan Used Vehicle Floor Plan Facility by $25.0 million to $50.0 million. The JPMorgan Used Vehicle Floor Plan Facility matures on August 15, 2012. Under the JPMorgan Used Vehicle Floor Plan Facility, subject to a borrowing base, we may borrow up to $50.0 million, which amount may be expanded up to $75.0 million in total credit availability upon satisfaction of certain conditions. The amount available for borrowing under the JPMorgan Used Vehicle Floor Plan Facility is limited by the lesser of (i) $50.0 million or (ii) 65% of the net book value of our used vehicle inventory (excluding heavy trucks and our Ford, Lincoln and Mercury inventory) eligible to be used in the borrowing base calculation, less unpaid liens. As of March 31, 2011, we did not have any amounts outstanding and our available borrowings under the JPMorgan Used Vehicle Floor Plan Facility were limited to $45.5 million.

Any loan under the JPMorgan Used Vehicle Floor Plan Facility will bear interest at LIBOR, as adjusted for statutory reserve requirements for Eurocurrency liabilities, plus 2%. If there is a change in the law making it unlawful to make or maintain any loan under the JPMorgan Used Vehicle Floor Plan Facility, then any outstanding loan may be converted to a loan bearing interest at the Prime Rate in effect, plus 2%. Upon an event of default under the JPMorgan Used Vehicle Floor Plan Facility and in addition to exercising the remedies set out below, the lenders may request that we pay interest on the principal outstanding amount of all outstanding loans at the interest rate otherwise applicable to such loan, plus 2% per annum.

Under the terms of the JPMorgan Used Vehicle Floor Plan Facility, our ability to incur new indebtedness is currently limited to (i) permitted floorplan indebtedness, (ii) real estate loans in an aggregate amount not to exceed $12.0 million, (iii) certain refinancings, refunds, renewals or extensions of existing indebtedness and (iv) other customary permitted indebtedness. We have also agreed not to encumber assets, subject to certain exceptions (such as the security interest in new vehicle inventory financed using floor plan arrangements). In addition, the JPMorgan Used Vehicle Floor Plan Facility contains certain negative covenants, including covenants which could prohibit or restrict the payment of dividends, capital expenditures and the dispositions of assets, as well as other customary covenants and default provisions. We are also subject to financial covenants under the terms of the JPMorgan Used Vehicle Floor Plan Facility. We were in compliance with all such covenants as of March 31, 2011.

The JPMorgan Used Vehicle Floor Plan Facility contains events of default, including cross-defaults to other material indebtedness, change of control events and events of default customary for syndicated commercial credit facilities. Upon the occurrence of an event of default, JPMorgan, as the administrative agent, may (i) require us to immediately repay all outstanding amounts under the JPMorgan Used Vehicle Floor Plan Facility; (ii) terminate the commitment of each lender to make loans; and (iii) exercise on behalf of itself and the other lenders all rights and remedies available to it and the other lenders under the credit agreement.

Mortgage Notes Payable

We have a master loan agreement with Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association, and Wachovia Financial Services, Inc., a North Carolina corporation (together referred to as “Wachovia”, and the master loan agreement being referred to as the “Wachovia Master Loan Agreement”). Pursuant to the terms of the Wachovia Master Loan Agreement, Wachovia has extended credit to certain of our subsidiaries guaranteed by us through a series of related but separate loans (collectively, the “Wachovia Mortgages”) for previously leased real estate comprised of certain properties located in Florida, North Carolina, Virginia, Georgia, Arkansas and Texas. Each of the Wachovia Mortgages is secured by the related underlying property and bears interest at 1-month LIBOR plus 2.95%. We are required to make monthly principal payments based on a straight-line twenty year amortization schedule, with balloon repayment of all outstanding principal amounts due in June 2013. As of March 31, 2011, the aggregate principal amount of the Wachovia Mortgages was $115.5 million, on our consolidated balance sheet included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference herein. These obligations are collateralized by the related real estate with a carrying value of $189.2 million on our consolidated balance sheet as of March 31, 2011, which is included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2011, which is incorporated by reference herein.

The Wachovia Master Loan Agreement contains customary events of default, including, change of control, non-payment of obligations and cross-defaults. We are also subject to financial covenants under the terms of the guarantees related to the Wachovia Master Loan Agreement. Upon an event of default, Wachovia may, among other things, (i) accelerate the Wachovia Mortgages; (ii) opt to have the principal amount outstanding under the Wachovia Mortgages bear interest at 1-month LIBOR plus 5.95% from the time it chooses to accelerate the repayment of the Wachovia Mortgages until the Wachovia Mortgages are paid in full; and (iii) foreclose on and sell some or all of the properties underlying the Wachovia Mortgages; and cause a cross-default on certain of our other debt obligations.

In May 2009, we amended the Wachovia Master Loan Agreement, which among other things, eliminated the requirement that we comply with a total leverage ratio but imposed significant additional limitations on our ability to incur new indebtedness. At our option and with 30 days’ written notice, this indebtedness limitation may be removed in conjunction with the reinstatement of the total leverage ratio to the terms as set forth in the Wachovia Master Loan Agreement prior to the May 2009 amendment.

The Wachovia Master Loan Agreement also contains customary representations and warranties, and the guarantees under such agreements contain negative covenants by the Borrowers (as defined elsewhere in this prospectus), including, among other things, covenants not to, with permitted exceptions, (i) incur any additional debt; (ii) create any additional liens on the Property (as defined in the Wachovia Master Loan Agreement); and (iii) enter into any sale-leaseback transactions in connection with the underlying properties.

In addition to the mortgages mentioned above, we had five real estate mortgage notes payable totaling $55.2 million as of March 31, 2011. These obligations mature between 2015 and 2020 and were collateralized by the related real estate with a carrying value of $81.2 million as of March 31, 2011.

7.625% Senior Subordinated Notes due 2017

We had $143.2 million in aggregate principal amount of our 7.625% Notes outstanding as of March 31, 2011. We pay interest on the 7.625% Notes on March 15 and September 15 of each year until their maturity on March 15, 2017. At any time during the term of the 7.625% Notes, we may choose to redeem all or a portion of the 7.625% Notes at a price equal to 100% of their principal amount plus the make-whole premium set forth in the 7.625% Notes indenture. At any time on or after March 15, 2012, we may, at our option, choose to redeem all or a portion of these notes at a redemption price equal to 103.813% of the aggregate principal amount of the 7.625% Notes. The redemption price is reduced on each subsequent March 15 by approximately 1.3% until the price reaches 100% of the aggregate principal amount on March 15, 2015 and thereafter.

Our 7.625% Notes are fully and unconditionally guaranteed, on a joint-and-several basis, by all of our current wholly-owned subsidiaries and will be so guaranteed by all of our future domestic subsidiaries that have outstanding, incur or guarantee any other indebtedness. The terms of our 7.625% Notes, in certain circumstances, restrict our ability to, among other things, incur additional indebtedness, pay dividends, repurchase our common stock and merge or sell all or substantially all our assets.

3% Senior Subordinated Convertible Notes due 2012

We had $29.5 million in aggregate principal amount of our 3% Convertible Notes outstanding as of March 31, 2011. We pay interest on the 3% Convertible Notes on March 15 and September 15 of each year until their maturity on September 15, 2012. If and when the 3% Convertible Notes are converted, we will pay cash for the principal amount of each 3% Convertible Note and, if applicable, shares of our common stock based on a daily conversion value calculated on a proportionate basis for each volume weighted average price (“VWAP”) trading day (as defined in the indenture governing the 3% Convertible Notes) in the relevant 30 VWAP trading day observation period. The initial conversion rate for the 3% Convertible Notes was 29.4172 shares of common stock per $1,000 principal amount of 3% Convertible Notes, which was equivalent to an initial conversion price of $33.99 per share. As of March 31, 2011, the conversion rate of our 3% Convertible Notes was equivalent to a per share stock price of $33.73. The conversion rate is subject to adjustment in some events, but is not adjusted for accrued interest.

Our 3% Convertible Notes are fully and unconditionally guaranteed, on a joint-and-several basis, by all of our current wholly-owned subsidiaries. The terms of our 3% Convertible Notes, in certain circumstances, restrict our ability to, among other things, enter into merger transactions or sell all or substantially all of our assets.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Asbury,” “we,” “our,” and “us” refer only to Asbury Automotive Group, Inc. and not to any of its Subsidiaries, and references to “notes” means the original notes and the exchange notes.

Asbury issued the original notes, and will issue the exchange notes, under an indenture, dated November 16, 2010, among itself, the Guarantors and The Bank of New York Mellon, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the agreement in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available as set forth under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general unsecured senior subordinated obligations of Asbury;

•	are subordinated in right of payment to all existing and future Senior Debt of Asbury, including borrowings under the Credit Agreement and Floor Plan Facilities;

•

rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of Asbury, including Asbury’s 7.625% Senior Subordinated Notes due 2017 and the 3.00% Senior Subordinated Convertible Notes due 2012;

•	are effectively junior to all existing and future liabilities, including trade payables, of Asbury’s non-guarantor Subsidiaries;

•	are unconditionally guaranteed on a senior subordinated basis by the Guarantors;

•	are limited to an aggregate principal amount of $200,000,000, except as set forth below under “—Principal, Maturity and Interest”;

•	mature on November 15, 2020 (the “maturity date”), unless earlier redeemed;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

The Guarantees

The notes are guaranteed by all of Asbury’s current Restricted Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured senior subordinated obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of that Guarantor.

As of March 31, 2011, Asbury had:

•	$545.5 million of Senior Debt, including borrowings under the Credit Agreement and Floor Plan Facilities but excluding $4.0 million of capital lease obligations;

•

$171.2 million of Senior Subordinated Indebtedness (excluding the indebtedness evidenced by the notes), consisting of $143.2 million of 7.625% Senior Subordinated Notes due 2017 and $28.0 million of 3.00% Senior Subordinated Convertible Notes due 2012 equal in right of payment to the notes; and

•	no subordinated indebtedness;

and the Guarantors had:

•	$528.5 million of Senior Debt;

•

$171.2 million of senior subordinated guarantees, representing guarantees of the Senior Subordinated Indebtedness of Asbury (excluding the indebtedness evidenced by the notes), equal in right of payment to the guarantees of the notes; and

•	no subordinated indebtedness.

As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the notes and under the guarantees are subordinated to the payment of Senior Debt. The indenture permits both Asbury and its Restricted Subsidiaries, subject to certain restrictions, to incur additional debt, including Senior Debt.

As of the date of the Indenture and this Prospectus, all of Asbury’s Restricted Subsidiaries guaranteed the notes. All of our future Subsidiaries may not be obligated to guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

Under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries, including those currently designated as Restricted Subsidiaries, as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture and will not guarantee the notes. See “Risk Factors—Risks Related to the Notes—Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the notes.” As of the date hereof, four of our subsidiaries are unrestricted subsidiaries. These subsidiaries accounted for approximately 3.0% of our consolidated revenues for the three months ended March 31, 2011, and 3.1% of our consolidated indebtedness and 2.6% of our consolidated assets as of such date. We expect these subsidiaries will become restricted subsidiaries under the indenture governing the notes, and guarantors of our obligations under the notes and the exchange notes in the future, although no assurances thereof can be provided. To the extent one or more of our subsidiaries do not meet the definition of “minor” (as defined in Rule 3-10(h) of Regulation S-X) as of the applicable financial statement date, we will be required to provide, and will provide, in appropriate periodic reports the financial information with respect thereto as required pursuant to Rule 3-10(f) of Regulation S-X.

Principal, Maturity and Interest

The notes were initially issued in a total principal amount of $200.0 million. Asbury may issue additional notes (“Additional Notes”) under the indenture from time to time. Any issuance of Additional Notes will be subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any Additional Notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Asbury issued notes in denominations of $2,000 and integral multiples of $ 1,000 in excess thereof. The notes mature on November 15, 2020.

Interest on the notes accrues at the rate of 8.375% per annum and is payable semiannually in arrears on May 15 and November 15 of each year, commencing on May 15, 2011. Asbury will make each semi-annual interest payment to the Holders of record on the immediately preceding May 1 and November 1.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Asbury will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes. In the event certificated notes are issued, payments on notes will be made at the office or agency of the paying agent and registrar (which will initially be the corporate trust office of the trustee) unless Asbury elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. If a Holder of certificated notes has given wire transfer instructions to Asbury, Asbury will pay all principal, interest and premium and Special Interest, if any, on that Holder’s notes in accordance with those instructions.

Paying Agent and Registrar for the Notes

The trustee under the indenture is acting as paying agent and registrar for the notes. Asbury may change the paying agent or registrar without prior notice to the Holders of the notes, and Asbury or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by Asbury, the trustee or the registrar for any registration of transfer or exchange of notes, but Asbury may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. Asbury is not required to transfer or exchange any note selected for redemption. Also, Asbury is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

Except as described above under “—Brief Description of Notes and the Guarantees—The Guarantees,” the notes are guaranteed by each of Asbury’s current, and will be guaranteed by each of Asbury’s future, Domestic Subsidiaries which incurs, has outstanding or guarantees any Indebtedness. Subject to the conditions described below, the Guarantors will, jointly and severally, unconditionally guarantee on an unsecured and senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Asbury under the indenture and the notes, whether for principal of or premium, if any, or interest on the notes or otherwise. The Guarantors will also pay, on an unsecured and senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of Asbury. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors —Risks Related to the Notes—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.” Except as described below under “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Merger, Consolidation or Sale of Assets,” the indenture does not restrict Asbury from selling or otherwise disposing of its direct or indirect Equity Interests in the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Asbury or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement (if such Subsidiary Guarantor’s registration obligations have not been completed) pursuant to a supplemental indenture and completes all other required documentation; or

(b)	the Net Proceeds of such sale or disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released and the Guarantor will be released of all obligations under its Guarantee:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) either Asbury or a Guarantor; or

(2)	in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) either Asbury or a Guarantor; or

(3)	if such Guarantor ceases to guarantee other Indebtedness of Asbury or another Guarantor and otherwise has no outstanding Indebtedness; or

(4)	upon the Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

(5)	if Asbury designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture.

See “—Repurchase at the Option of Holders—Asset Sales,” “—Legal Defeasance and Covenant Defeasance” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

Except as described above under “—Brief Description of Notes and the Guarantees—The Guarantees,” any Domestic Subsidiary of Asbury (with assets in excess of $1,000) which incurs, has outstanding or guarantees any Indebtedness will, simultaneously with such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Indebtedness at the time of its creation or acquisition, at the time of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee Asbury’s obligations under the notes.

Subordination

Senior Debt versus Notes

The payment of principal of or interest and premium and Special Interest, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of Asbury, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under “—Legal Defeasance and Covenant Defeasance’s to the extent permitted thereby), in the event of any distribution to creditors of Asbury:

(1)	in a liquidation or dissolution of Asbury;

(2)	in a bankruptcy reorganization, insolvency, receivership or similar proceeding relating to Asbury or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Asbury’s assets and liabilities.

Liabilities of Subsidiaries versus Notes

As of the date of the indenture and this prospectus, all of Asbury’s Subsidiaries guarantee the notes. Not all of Asbury’s future Subsidiaries will be obligated to guarantee the notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, generally will effectively have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of Asbury’s creditors, including holders of the notes, even if such claims do not constitute Senior Debt. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. See “Risk Factors—Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the exchange notes.” Moreover, the indenture does not impose any limitation on the incurrence by Subsidiaries of liabilities that are not considered Indebtedness or preferred stock under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of Asbury or any of its Subsidiaries that is Senior Debt of such Person will rank senior to the notes or the relevant Subsidiary Guarantee, as the case may be, in accordance with the provisions of the indenture. The notes and each Subsidiary Guarantee will in all respects rank pan passu with all other Senior Subordinated Indebtedness of Asbury and the relevant Subsidiary, respectively.

Asbury and the Guarantors agreed in the indenture that Asbury and such Guarantors will not incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Asbury’s Senior Debt, or the Senior Debt of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person.

The indenture provides that unsecured Indebtedness is not subordinated or junior to Secured Indebtedness merely because it is unsecured.

Asbury also may not make any payment in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” when permitted thereby) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Asbury or the requisite holders of such series of Designated Senior Debt.

Payments on the notes will be resumed at the first to occur of the following:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium and Special Interest, if any, on the notes that have come due have been paid in full in cash.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Asbury will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Asbury must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Asbury, Holders of notes may recover less ratably than creditors of Asbury who are holders of Senior Debt. See “Risk Factors—Your right to receive payments on the exchange notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.”

“Designated Senior Debt” means:

(1)	any Obligations outstanding under the Credit Agreement and Floor Plan Facilities; or

(2)	after payment in full of all Obligations under the Credit Agreement and Floor Plan Facilities, any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by Asbury as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1)	Equity Interests in Asbury or any Guarantor; or

“Senior Debt” means:

(1)	all Indebtedness of Asbury or any Guarantor outstanding under Credit Facilities, and all Hedging Obligations with respect thereto, and under Floor Plan Facilities;

(2)	any other Indebtedness of Asbury or any Guarantor permitted to be incurred under the terms of the indenture; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2),

unless, in the case of clauses (1) and (2), the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee, as the case may be.

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Asbury;

(2)	any intercompany Indebtedness of Asbury or any of its Subsidiaries to Asbury or any of its Affiliates;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of the indenture.

Optional Redemption

At any time prior to November 15, 2013, Asbury may at its option on any one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture at a redemption price of 108.375% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by Asbury or any of its Subsidiaries or Affiliates); and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to November 15, 2015, Asbury is entitled at its option to redeem all or a portion of the notes, upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption (the “Redemption Date”).

“Applicable Premium” means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at November 15, 2015 (such redemption price as described in the table below) plus (2) all required interest payments due on such note through November 15, 2015 computed, in both cases, using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the Redemption Date to November 15, 2015; provided, however, that if the period from the Redemption Date to November 15, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to November 15, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

On and after November 15, 2015, Asbury will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Percentage
2015	104.188%
2016	102.792%
2017	101.396%
2018 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption to be financed in whole or in part from the proceeds of any Equity Offering pursuant to the first paragraph under “—Optional Redemption” above may be given prior to the completion thereof, and any such redemption or notice may, at Asbury’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

No Mandatory Redemption or Sinking Fund

Asbury is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Asbury may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders,” “—Asset Sales” and “—Change of Control.” The indenture does not prohibit Asbury from purchasing notes in the open market or otherwise at any time and from time to time.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes will have the right to require Asbury to repurchase all or any part (equal to an integral multiple of $1,000) of that Holder’s notes validly tendered pursuant to the offer described below (the “Change of Control Offer”); provided that the unrepurchased portion of the notes of any Holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. The offer price in any Change of Control Offer will be payable in cash and will be equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Asbury will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Asbury will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the Change of Control, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such conflict.

On the Change of Control Payment Date, Asbury will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Asbury.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Asbury will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Asbury will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that will require Asbury to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture will not contain provisions that permit the Holders of the notes to require that Asbury repurchase or redeem the notes in the event of a takeover, recapitalization or other similar transaction.

Asbury will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Asbury and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been thereafter given pursuant to the indenture as described above under the caption “—Optional Redemption” and the notes are redeemed in accordance with the terms of such notice. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Asbury and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Asbury and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on Asbury’s ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Asbury to repurchase its notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of the assets of Asbury and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the definition of Change of Control, the definition of Continuing Directors includes directors who were nominated or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election. In San Antonio Fire & Police Pension Fund v. Amylin Pharmaceuticals, Inc. et al. (May 2009), the Delaware Chancery Court issued a decision, based in part on its interpretation of New York law, that raises issues regarding a change of control provision similar to that contained in the indenture. Among other things, the court held that continuing directors could “approve” (within the meaning and for purposes of the indenture) a slate of candidates for director nominated by stockholders, without endorsing or recommending them, even though simultaneously recommending and endorsing their own slate. Accordingly, the ability of a Holder of notes to require Asbury to repurchase the notes as a result of a change in the composition of the Board of Directors may be uncertain.

Asset Sales

Asbury will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Asbury (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets disposed of or the Equity Interests of the Restricted Subsidiary issued or sold or otherwise disposed of (determined by Asbury’s Board of Directors if such fair market value exceeds $5.0 million); and

(2)	at least 75% of the consideration received in the Asset Sale by Asbury or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Asbury’s or such Restricted Subsidiary’s most recent balance sheet, of Asbury or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or terminated by the holder of such liability and Asbury or such Restricted Subsidiary is released from further liability;

(b)	any securities, notes or other obligations received by Asbury or any such Restricted Subsidiary from such transferee that are converted by Asbury or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after receipt, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-cash Consideration received by Asbury or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that at that time has not been converted to cash, not to exceed $25.0 million at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d)	Replacement Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Asbury or the Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Proceeds at its option:

(1)	to repay any Senior Debt of Asbury or any of its Restricted Subsidiaries and if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2)	(a) to acquire all or substantially all of, or a majority of the Voting Stock of, another Permitted Business, (b) to make a capital expenditure or (c) to acquire long-term assets that are used for or useful in a Permitted Business or, in each case of (a), (b) and (c), enter into a binding commitment for any such acquisition, investment or expenditure; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment unless earlier completed, only until the 180th day following the expiration of the aforementioned 365-day period; provided further that, if the acquisition, investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day following the expiration of the aforementioned 365-day period, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

In addition to the foregoing, any investment, expenditure or capital expenditure of the type described in the foregoing clauses (a), (b) and (c) of the foregoing clause (2), in each case made within 60 days prior to an Asset Sale, shall be deemed to satisfy the previous paragraph with respect to the application of the Net Proceeds from such Asset Sale.

Pending the final application of any Net Proceeds, Asbury may temporarily reduce revolving credit borrowings or invest the Net Proceeds in any manner that is not otherwise prohibited by the indenture.

If any portion of the Net Proceeds from Asset Sales is not applied or invested as provided in the preceding paragraph or Asbury otherwise determines not to apply such Net Proceeds as so provided, such amount will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million (or such lesser amount as Asbury determines), Asbury will (and at any time Asbury may) make an offer to holders of the notes (and to holders of other Senior Subordinated Indebtedness of Asbury designated by Asbury) to purchase notes (and such other Senior Subordinated Indebtedness of Asbury) pursuant to and subject to the conditions contained in the indenture (the “Asset Sale Offer”). Asbury will purchase notes tendered pursuant to the Asset Sale Offer at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of Asbury was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of Asbury, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture (the “Asset Sale Offer Price”). Asbury will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required by applicable law. If the aggregate purchase price of the securities tendered exceeds the Net Proceeds allotted to their purchase, Asbury will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of integral multiples of $1,000; provided that the unpurchased portion of the notes of any Holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Asbury may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Asbury will comply with the requirements of Section 14(e) of and Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing Asbury’s outstanding and future Senior Debt could prohibit Asbury from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Asbury would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when Asbury is prohibited from purchasing notes, Asbury could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Asbury does not obtain such a consent or repay such borrowings, Asbury will remain prohibited from purchasing notes. In such case, Asbury’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes. See “Risk Factors—Risks Related to the Notes—Your right to receive payments on the notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.”

The provisions under the indenture relating to Asbury’s obligation to make an offer to repurchase the notes as a result of a Change of Control or an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

Certain Covenants

Restricted Payments

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend on, or make any other payment or distribution on account of, Asbury’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Asbury or any of its Restricted Subsidiaries) or to the direct or indirect holders of Asbury’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of Asbury or (ii) to Asbury or a Restricted Subsidiary;

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Asbury) any Equity Interests of Asbury or any direct or indirect parent of Asbury (other than any such Equity Interests owned by Asbury or any of its Restricted Subsidiaries);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except the payment, purchase, redemption, defeasance or other acquisition or retirement purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or

(4)	make any Restricted Investment;

(all such payments and other actions set forth in the clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Asbury would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption. “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Asbury and its Restricted Subsidiaries beginning on October 1, 2010 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Asbury for the period (taken as one accounting period) beginning on October 1, 2010 up to the end of Asbury’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)

100% of the aggregate net cash proceeds (including the fair market value of property other than cash) received by Asbury on or after October 1, 2010 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Asbury (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Asbury that have been converted into or exchanged for such

Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Asbury), plus

(c)	the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on Asbury’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Asbury) into Equity Interests of Asbury (other than Disqualified Stock) (less the amount of any cash, or the fair market value of any other asset, distributed by Asbury or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate net proceeds received by Asbury or any Restricted Subsidiary after the Issue Date from the issuance and sale (other than to a Subsidiary of Asbury) of such Indebtedness or Disqualified Stock; plus

(d)	to the extent that any Restricted Investment that was made on or after October 1, 2010 has been or is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Investment, plus

(e)	to the extent not otherwise included in the calculation of Consolidated Net Income of Asbury for such period, 100% of the net reduction in Investments (other than Permitted Investments) in any Person other than Asbury or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to Asbury or any Restricted Subsidiary, plus

(f)	to the extent not otherwise included in the calculation of Consolidated Net Income of Asbury for such period, 100% of any dividends or interest payments received by Asbury or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary or other Investment (other than a Permitted Investment), plus

(g)	to the extent that any Unrestricted Subsidiary of Asbury has been or is redesignated as a Restricted Subsidiary on or after October 1, 2010, the lesser of (i) the fair market value of Asbury’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby (except in the case of clause (1) below), the preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration of the dividend or the giving of notice thereof, if, at the date of such declaration or the giving of such notice the payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Asbury or any Guarantor or of any Equity Interests of Asbury, or the making of any Investment, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Asbury) of, or capital contribution in respect of, Equity Interests of Asbury (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition or any such Investment will be excluded from clause (3)(b) of the second preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Asbury or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other payment or distribution by a Restricted Subsidiary of Asbury to the holders of its Equity Interests on a pro rata basis;

(5)	repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent all or a portion of the exercise price of those options;

(6)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Asbury or any Restricted Subsidiary of Asbury (in the event such Equity Interests are not owned by Asbury or any of its Restricted Subsidiaries) in an amount not to exceed $10.0 million in any fiscal year;

(7)	the purchase by Asbury of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(8)	the declaration and payment of dividends to holders of any class or series of preferred stock of Asbury issued or incurred in compliance with the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges; or

(9)	Restricted Payments not to exceed $50.0 million under this clause (9) in the aggregate, plus, to the extent Restricted Payments made pursuant to this clause (9) are Investments made by Asbury or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Payment; provided that the amount of such cash will be excluded from clause (3)(d) of the second preceding paragraph.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Asbury or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Asbury (or if such fair market value exceeds $5.0 million, by Asbury’s Board of Directors).

Incurrence of Indebtedness and Issuance of Preferred Stock

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Asbury will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Asbury may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Asbury’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio for Asbury’s most recently ended four fall fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred of such Disqualified Stock or preferred stock is issued would have been at least 2:0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Asbury and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a)	$550.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Asbury or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, in satisfaction of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(b)	30% of Asbury’s Consolidated Net Tangible Assets as of the date of such incurrence;

(2)	the incurrence by Asbury or any of its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement (and any exchange notes in respect of Additional Notes or other debt properly incurred under the indenture, where the terms of such exchange notes are substantially identical to such other debt);

(4)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness under Floor Plan Facilities;

(5)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Asbury or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund or refinance any Indebtedness incurred pursuant to this clause (5), not to exceed, at any time outstanding, the greater of $30.0 million and 2.0% of Consolidated Total Assets;

(6)	the incurrence by Asbury or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (6) of this paragraph;

(7)	the incurrence by Asbury or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Asbury and its Restricted Subsidiaries; provided, that:

(a)	if Asbury or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the ease of Asbury, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Asbury or a Restricted Subsidiary of Asbury and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Asbury or a Restricted Subsidiary of Asbury will be deemed, in each case, to constitute an incurrence of such Indebtedness by Asbury or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the incurrence by Asbury or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by Asbury or any of its Restricted Subsidiaries of Indebtedness of Asbury or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(11)	Obligations in respect of (A) performance, bid and surety bonds and completion guarantees provided by Asbury or any of its Restricted Subsidiaries in the ordinary course of business and (B) agreements providing for indemnification, adjustment of purchase price or similar obligations incurred in connection with the disposition of any business, assets or subsidiary;

(12)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13)	Indebtedness consisting of the financing of insurance premiums;

(14)	Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business; and

(15)	the incurrence by Asbury or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of Asbury and its Restricted Subsidiaries outstanding on the date of such incurrence and incurred pursuant to this clause (15), does not exceed the greater of $20.0 million and 1.5% of Consolidated Total Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Asbury will be permitted to divide and classify such item of Indebtedness on the date of its incurrence and later divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness that is outstanding on the date of the indenture under Credit Facilities will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and unless repaid may not be reclassified.

Accrual of interest and dividends, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in interest rates, the assumption or guarantee of Indebtedness of a Restricted Subsidiary by Asbury or another Restricted Subsidiary and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries for purpose of this covenant.

Anti-Layering

Asbury will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Asbury and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. No Indebtedness will be considered to be senior to other Indebtedness by virtue of being secured.

Liens

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any asset now owned or hereafter acquired, except Permitted Liens.

Notwithstanding the foregoing, any Lien granted pursuant to clause (2) of the definition of Permitted Liens shall be automatically released if the Liens securing such Indebtedness which gave rise to such Lien shall have been discharged, other than in connection with the exercise of remedies related to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)	pay dividends or make any other distributions on its Capital Stock to Asbury or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Asbury or any of its Restricted Subsidiaries;

(2)	make loans or advances to Asbury or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Asbury or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	any agreement in effect or entered into on the date of the indenture, including agreements governing Existing Indebtedness, Credit Facilities and Floor Plan Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of such instrument are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law and any applicable rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Asbury or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (2) and (4), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are rid less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced or extended in the good faith judgment of Asbury;

(6)	customary non-assignment provisions in leases entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired that impose restrictions on the transfer of that property of the nature described in clause (3) of the preceding paragraph; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

(8)	any agreement for the sale or other disposition of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of substantially all of the Capital Stock or substantially all of the assets of that Subsidiary;

(9)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	covenants in a franchise or other agreement entered into in the ordinary course of business with a Manufacturer customary for franchise agreements in the vehicle retailing industry;

(12)	customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13)	customary provisions restricting subletting or assignment of any lease, contract or license of Asbury or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(14)	restrictions on cash or other deposits or net worth, total assets, liquidity and similar financial responsibility covenants imposed by customers under contracts entered into in the ordinary course of business; and

(15)	covenants in Floor Plan Facilities customary for inventory and floor planning financing in the automobile retailing industry.

Merger, Consolidation or Sale of Assets

Asbury may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Asbury is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)	either: (a) Asbury is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Asbury) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (any such Person, the “Successor Company”);

(2)	any Successor Company assumes all the obligations of Asbury under the notes and the indenture;

(3)	immediately after such transaction no Default exists; and

(4)	(A) Asbury or the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (B) the Fixed Charge Coverage Ratio for Asbury or the Successor Company would be equal to or greater than such ratio for Asbury immediately prior to such transaction.

The foregoing clause (4) will not prohibit (a) a merger between Asbury and any of its Restricted Subsidiaries or (b) a merger between Asbury and an Affiliate with no liabilities (other than de minimis liabilities); provided that the Affiliate is incorporated and the merger undertaken solely for the purpose of reincorporating Asbury in another state of the United States, so long as the amount of Indebtedness of Asbury and its Restricted Subsidiaries is not increased thereby.

In addition, Asbury may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Asbury and any of the Guarantors.

The Successor Company will be the successor to Asbury and shall succeed to, and be substituted for, and may exercise every right and power of, Asbury under the indenture, and the predecessor company, in the case of a merger, consolidation or sale of all of Asbury’s assets, shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest and Special Interest, if any, on the notes.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary of Asbury to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary of Asbury is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Asbury and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first or third paragraphs of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Asbury. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default:

Transactions with Affiliates

Asbury will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Asbury or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Asbury or such Restricted Subsidiary with an unrelated Person; and

(2)	Asbury delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement entered into by Asbury or any of its Restricted Subsidiaries in the ordinary course of business of Asbury or such Restricted Subsidiary, including the payment of indemnities provided for the benefit of employees party to such employment agreements;

(2)	transactions between or among Asbury and/or its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of Asbury solely because Asbury owns an Equity Interest in, or controls, such Person;

(4)	payment of directors’ fees and indemnities provided for the benefit of directors;

(5)	issuances or sales of Equity Interests (other than Disqualified Stock) to Affiliates of Asbury;

(6)	the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof; and

(7)	Permitted Investments pursuant to clause (17) of the definition thereof and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

Any Domestic Subsidiary of Asbury which incurs, has outstanding or guarantees any Indebtedness will, within 15 days of such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Indebtedness at the time of its creation or acquisition, within 15 days of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee Asbury’s obligations under the notes; provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant.

Payments for Consent

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent waiver or agreement.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, Asbury will furnish to the Holders of notes, within the time periods specified in the SEC’s rules and regulations:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Asbury were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Asbury’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Asbury were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the SEC, Asbury will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing). In addition, Asbury and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Asbury will be deemed to have furnished the reports referred to in clauses (1) and (2) above and the preceding sentence if Asbury has filed such reports with the SEC (and such reports are publicly available).

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on, or Special Interest with respect to, the notes whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Asbury to comply with the provisions described under the caption “—Certain Covenants —Merger, Consolidation or Sale of Assets”;

(4)	failure by Asbury or any of its Restricted Subsidiaries to comply for 30 days after receipt of notice with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	failure by Asbury or any of its Restricted Subsidiaries to comply for 60 days after receipt of notice with any of the other agreements in the indenture;

(6)	default under any mortgage indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Asbury or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Asbury or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more and such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 30 days;

(7)	failure by Asbury or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $20.0 million (exclusive of any portion of any such payment covered by insurance or bonded, treating any deductible, self-insurance or retention as not so covered), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary or of any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Asbury or a Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary.

However, a default under clauses (4) or (5) will not constitute an Event of Default until the trustee or the holders of 25% in aggregate principal amount of the outstanding notes notify Asbury of the default and Asbury does not cure such default within the time specified after receipt of such notice. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Asbury, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default if it determines that withholding notes is in their interest, except a Default relating to the payment of principal or interest or Special Interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest or Special Interest on, or the principal of, the notes (other than the non-payment of principal of or interest or Special Interest, if any, on the notes that became due solely because of the acceleration of the notes).

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Asbury with the intention of avoiding payment of the premium that Asbury would have had to pay if Asbury then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

A Default under the notes, unless cured or waived, could trigger manufacturer rights to acquire certain of our dealerships.

Asbury is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during such fiscal year. Within 10 business days of becoming aware of any Default or Event of Default that has not been cured, Asbury is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Asbury or any Guarantor, as such, will have any liability for any obligations of Asbury or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Asbury may, at its option and at any time, elect to terminate all of the obligations of itself and the Guarantors with respect to the notes and the indenture (“Legal Defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on such notes when such payments are due from Defeasance Trust (as defined below);

(2)	Asbury’s obligations to issue temporary notes, register the transfer or exchange of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of Asbury and the Guarantors; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Asbury may, at its option and at any time, elect to have the obligations of Asbury and the Guarantors released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events with respect to Asbury) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

If Asbury exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Asbury must irrevocably deposit with the trustee, in trust (the “Defeasance Trust”), for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Asbury must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance only, Asbury must deliver to the trustee an opinion of counsel confirming that (a) Asbury has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance only, Asbury must deliver to the trustee ah opinion of counsel confirming that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from any borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Asbury or any of its Restricted Subsidiaries is a party or by which Asbury or any of its Restricted Subsidiaries is bound;

(6)	Asbury must deliver to the trustee an officer’s certificate stating that the deposit was not made by Asbury with the intent of preferring the Holders of notes over the other creditors of Asbury with the intent of defeating, hindering, delaying or defrauding creditors of Asbury or others; and

(7)	Asbury must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or reduce any amount payable on any redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or Special Interest, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the foregoing, without the consent of any Holder of notes, Asbury, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Asbury’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Asbury’s assets;

(4)	to add Guarantees with respect to the notes or to secure the notes;

(5)	to add to the covenants of Asbury or any Guarantor for the benefit of the Holders of the notes or surrender any right or power conferred upon Asbury or any Guarantor;

(6)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(7)	to comply with requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(9)	to conform the text of the indenture, the notes or the Guarantees of the notes to any provision of this Description of the Notes to the extent that such provision in this Description of the Notes was intended to be a verbatim recitation of a provision of the indenture, the notes or the Guarantees of the notes;

(10)	to provide for the issuance of exchange notes; or

(11)	to provide for the issuance of Additional Notes in accordance with the indenture.

However, no amendment may be made to (A) the subordination provisions of the indenture or (B) the conditions precedent to Legal Defeasance and Covenant Defeasance described in clause (5) under the caption “—Legal Defeasance and Covenant Defeasance,” in each case, that adversely affects the rights of any holder of Senior Debt of Asbury or a Guarantor then outstanding unless the holders of such Senior Debt (or their representative) consents to such change.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, we are required to mail to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Asbury, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Asbury or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, pursuant to arrangements satisfactory to the trustee, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire; indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Asbury or any Guarantor is a party or by which Asbury or any Guarantor is bound;

(3)	Asbury or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Asbury has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Asbury must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Asbury or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. If the trustee fails to either eliminate the conflicting interest, obtain permission or resign within 10 days of the expiration of the 90-day period, the trustee is required to notify the Holders to this effect and any Holder that has been a bona fide holder for at least six months may petition a court to remove the trustee and appoint a successor trustee.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

We issued the original notes in the form of global securities registered in the name of a nominee of DTC. The exchange notes will be initially issued in the form of global securities registered in the name of DTC or its nominee.

Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the applicable exchange notes represented by such global security exchanged by such persons in the exchange offer. The term “global security” means the outstanding global securities or the exchange global securities, as the context may require. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC, which we refer to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global security to pledge its interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.

Payment of principal of and interest on any exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indentures. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated exchange notes only if:

(a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository;

(b) the Company, in its discretion, at any time determines not to have all the exchange notes represented by such global security; or

(c) there shall have occurred and be continuing a Default or an Event of Default with respect to the exchange notes of the series represented by such global security.

Any global security that is exchangeable for certificated exchange notes pursuant to the preceding sentence will be exchanged for certificated exchange notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated exchange notes,

(a) certificated exchange notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof;

(b) payment of principal of, and premium, if any, and interest on, the certificated exchange notes will be payable, and the transfer of the certificated exchange notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(c) no service charge will be made for any registration of transfer or exchange of the certificated exchange notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Certificated exchange notes may not be exchanged for beneficial interests in any global security unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture.

The Company will make payments in respect of the exchange notes represented by the global securities, including principal and interest, by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. The Company will make all payments of principal and interest with respect to certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated exchange notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global security for all purposes under the indenture and the exchange notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the exchange notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture under which such exchange notes were issued. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(a) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or

(b) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers of the original notes), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the trustee under the indenture or the exchange agent will have any responsibility for the performance by DTC, or its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Asbury and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Asbury’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	for purposes of the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales” only, any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2)	a transfer of assets between or among Asbury and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Subsidiary to Asbury or to a Restricted Subsidiary of Asbury;

(4)	the sale or lease of inventory or accounts receivable in the ordinary course of business;

(5)	the sale of obsolete or damaged assets in the ordinary course of business;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	for purposes of the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales” only, a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(8)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9)	the creation of Liens;

(10)	licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(11)	foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default;

(12)	the lease or sublease of any real or personal property in the ordinary course of business; and

(13)	any transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received.

“Asset Sale Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lease without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized and existing under the laws of the United States, or any state thereof, and which bank or trust company has capital and surplus aggregating in excess of $500.0 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or carrying an equivalent rating by another nationally recognized rating agency if both of such two rating agencies cease publishing ratings of investments) and maturing not more than 180 days after the date of acquisition;,

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of Asbury.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Asbury;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Asbury, measured by voting power rather than number of shares;

(4)	the first day on which a majority of the members of the Board of Directors of Asbury are not Continuing Directors; or

(5)	Asbury consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Asbury, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Asbury or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Asbury outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period whether or not capitalized ((i) including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and (ii) excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	dividends on preferred stock to the extent included in the calculation of Fixed Charges for the relevant period; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any expenses or charges related to the incurrence of Indebtedness permitted to be made under the indenture (whether or not successful) or related to the offering of original notes; minus

(6)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included, except that such Net Income will be included to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	solely for the purposes of determining the amount available for Restricted Payments under clause 3(a) of the second paragraph “Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded, to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

(4)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles will be excluded; and

(5)	any non-cash asset impairment charge or goodwill impairment charge will be excluded.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Asbury who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Covenant Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means collectively, (i) the Revolving Credit Agreement, dated as of September 26, 2008, among Asbury Automotive Group, Inc., as the Borrower, Bank of America, N.A., as Administrative Agent, Swing

Line Lender and L/C Issuer, and the other Lenders party thereto, as amended, (ii) the Master Loan Agreement, dated as of June 4, 2008, among certain subsidiaries of Asbury Automotive Group, Inc. party thereto and Wachovia Bank, National Association and Wachovia Financial Services, Inc., as amended and (iii) the Credit Agreement, dated as of October 29, 2008, among Asbury Automotive Group, Inc., as the Borrower, certain subsidiaries of Asbury Automotive Group, Inc., as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other Lenders party thereto, as amended, in each case as further amended, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or in part from time to time, whether by the same or any other agent, lender or group of lenders (provided that the borrowings under the instrument reflecting such amendment, modification, renewal, refunding, replacement, refinancing or restructuring constitute Senior Debt).

“Credit Facility” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures, debt instruments, security documents and other related agreements or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, extended, renewed, restated, supplemented, Refinanced, replaced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, or lenders or holders) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Defeasance Trust” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Asbury or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis for such valuation, executed by the principal financial officer of Asbury, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Senior Debt” has the meaning set forth above under the caption “Subordination.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Asbury to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Asbury may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Asbury that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any primary offering of common stock of Asbury; provided that, if such primary offering is not a public offering, it shall not include the portion of such offering made to an Affiliate of Asbury.

“Excess Proceeds” has the meaning set forth above under the caption “Repurchase at the Option of Holders—Asset Sales.”

“Existing Indebtedness” means the Indebtedness of Asbury and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and under Floor Plan Facilities) in existence on the date of the indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities); plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Asbury (other than Disqualified Stock) or the applicable Restricted Subsidiary to Asbury or a Restricted Subsidiary of Asbury times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period as specified by the chief financial officer of such Person in good faith, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such four-quarter reference period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a. pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by the Chief Financial Officer of Asbury. If any Indebtedness bears a floating rate of interest and is being given pro forma effected, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months; provided that any Hedging Obligation with a remaining term of less than 12 months shall be taken into account solely for the number of months remaining).

“Floor Plan Facility” means an agreement with Ford Motor Credit Company, General Motors Acceptance Corporation, DaimlerChrysler Services North America LLC or any other lending institution affiliated with a Manufacturer or any bank or asset-based lender under which Asbury or its Restricted Subsidiaries incur Indebtedness, all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies to be sold in the ordinary course of the business of Asbury and its Restricted Subsidiaries and which may not be secured except by a Lien that does not extend to or cover any property other than property of the dealership(s) which use the proceeds of the Floor Plan Facility or other dealerships who have incurred Indebtedness from the same lender.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of Asbury’s Subsidiaries as of the date of the indenture; and

(2)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; or

(2)	the principal amount of the Indebtedness.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” will not be considered incremental Indebtedness.

Indebtedness shall not include (x) the obligations of any Person (A) resulting from the. endorsement of negotiable instruments for collection in the ordinary course of business and (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents or (y) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness, and (z) in connection with the purchase by Asbury or any Restricted Subsidiary of any business, (1) customary indemnification obligations or (2) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. The payment of fees and premiums and additional payments with respect to Indebtedness and the realization of any Permitted Lien will not be deemed to be an incurrence of Indebtedness for purposes of the indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Asbury or any Restricted Subsidiary of Asbury sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Asbury such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Asbury, Asbury will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Asbury or any Restricted Subsidiary of Asbury of a Person that holds an Investment in a third Person will be deemed to be an Investment by Asbury or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants —Restricted Payments.”

Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

“Legal Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Manufacturer” means a vehicle manufacturer which is party to a dealership or national framework franchise agreement with Asbury or a Restricted Subsidiary of Asbury.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	non-cash impairment charges or non-cash asset write-offs or write-downs; and

(3)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Asbury or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received), in each case net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees and any relocation expenses incurred as a result of the Asset Sale;

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)	amounts required to be applied to the permanent repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	all pro rata distributions and other pro rata payments required to be made to minority interest holders in Restricted Subsidiaries of Asbury or joint ventures as a result of such Asset Sale; and

(5)	any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Asbury nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Asbury or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing (which may be by the terms of the instrument evidencing such Indebtedness) that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Asbury or any of its Restricted Subsidiaries) or assets of Asbury or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Payment Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by Asbury and its Restricted Subsidiaries on the date of original issuance of the notes and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Asbury and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

“Permitted Investments” means:

(1)	any Investment in Asbury or in a Restricted Subsidiary of Asbury;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Asbury or any Restricted Subsidiary of Asbury in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Asbury; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Asbury or a Restricted Subsidiary of Asbury;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or sales or other dispositions of assets not Constituting an Asset Sale) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment to the extent made in exchange for or net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) of Asbury;

(6)	Hedging Obligations;

(7)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)	transactions with officers, directors and employees of Asbury or any of its Restricted Subsidiaries entered into in the ordinary course of business (including compensation, employee benefit or indemnity arrangements with any such officer, director or employee) and consistent with past business practices;

(9)	any Investment consisting of a guarantee permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(10)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of obsolete assets or assets damaged in the ordinary course of business and permitted pursuant to the indenture;

(11)	advances, loans or extensions of credit to suppliers in the ordinary course of business by Asbury or any of its Restricted Subsidiaries;

(12)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(13)	loans and advances to employees made in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(14)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15)	Investments in any Person to the extent such Investment existed on date of the indenture and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(16)	trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets in accordance with GAAP; and

(17)	other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (17) since the date of the indenture, not to exceed $15.0 million, plus, to the extent such other Investments pursuant to this clause (17) are made by Asbury or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition; if any) and (ii) the amount of such Investment.

“Permitted Junior Securities” has the meaning set forth above under the caption “—Subordination.”

“Permitted Liens” means:

(1)	Liens of Asbury or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens upon any property or assets of Asbury or any of its Restricted Subsidiaries, now owned or hereafter acquired, which secures any Indebtedness that ranks pari passu with or subordinate to the notes; provided that:

(a)	if such Lien secures Indebtedness which is pan passu with the notes, the notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, or

(b)	if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes;

(3)	Liens in favor of Asbury or any of its Restricted Subsidiaries;

(4)	Liens on property or shares of stock of a Person existing at the time such Person is merged with or into or consolidated with Asbury or any Subsidiary of Asbury; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Asbury or the Subsidiary;

(5)	Liens on property existing at the time of acquisition of the property by Asbury or any Subsidiary of Asbury, provided that such Liens were in existence prior to the contemplation of such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(8)	Liens existing on the date of the indenture;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens incurred in the ordinary course of business of Asbury or any Restricted Subsidiary of Asbury with respect to obligations that do not exceed $10.0 million at any one time outstanding;

(11)	zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances or real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness or (b) individually or in the aggregate materially impair the value, of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Asbury and the Restricted Subsidiaries at such real property;

(12)	Liens created by or resulting from any litigation or other proceedings or resulting from operation of law with respect to any judgments, awards or orders to the extent that such litigation, other proceedings, judgments, awards or orders do not cause or constitute an Event of Default;

(13)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Asbury or any Restricted Subsidiary in accordance with the provisions of the indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(14)	Liens securing Hedging Obligations of the type permitted by clause (8) of the definition of “Permitted Indebtedness;”

(15)	Liens securing Indebtedness of a Restricted Subsidiary owed to and held by Asbury or a Restricted Subsidiary; and

(16)	Liens in the form of licenses, leases or subleases on any asset incurred by Asbury or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Asbury or such Restricted Subsidiary and is incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of Asbury or any of its Restricted Subsidiaries issued to Refinance other Indebtedness of Asbury or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in. right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness Refinanced; and

(4)	such Indebtedness is incurred either by Asbury or by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Assets” means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a Permitted Business of Asbury and its Restricted Subsidiaries or (y) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such Acquisition and that is involved principally in Permitted Businesses.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Senior Debt” has the meaning set forth above under the caption “—Subordination.”

“Senior Subordinated indebtedness” means, with respect to any Person, the notes (in the case of Asbury), the Subsidiary Guarantees (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, limited liability company, association or other business entity whether now existing or hereafter formed or acquired of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership whether now existing or hereafter formed or acquired (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by a Guarantor of Asbury’s obligations with respect to the notes.

“Unrestricted Subsidiary” means any Subsidiary of Asbury that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Asbury or any Restricted Subsidiary of Asbury unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Asbury or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Asbury;

(3)	is a Person with respect to which neither Asbury nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Asbury or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Asbury as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Asbury as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Asbury will be in default of such covenant. The Board of Directors of Asbury may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Asbury of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered original notes for registered exchange notes pursuant to the exchange offer and the ownership and disposition of the exchange notes issued pursuant to the exchange offer. It is not a complete analysis of all the potential tax considerations relating to the exchange offer or the exchange notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, administrative rulings and pronouncements and judicial decisions, all as in effect on the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences materially and adversely different from those set forth below.

This summary is limited to beneficial owners of original notes that have held the original notes and will hold the exchange notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under other federal tax laws (such as estate and gift tax laws, other than the 3.8% Medicare tax discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules under the U.S. federal income tax laws, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, or other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	brokers and dealers in securities or currencies;

•	persons who have ceased to be citizens or residents of the United States;

•	traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar or who hold notes through a foreign entity or foreign account;

•	persons that will hold the notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	partnerships (or other entities or arrangements classified as partnerships for U.S. federal income tax purposes) or other pass-through entities, or investors in such entities.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service, which we refer to as the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.

Tax Consequences of the Exchange of Original Notes for Exchange Notes

The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the exchange offer. The holding period for an exchange note will include the holding period of the original note exchanged pursuant to the exchange offer, and the initial tax basis in an exchange note will be the same as the adjusted tax basis in the original note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an original note.

Certain Additional Payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the original issue discount (“OID”) rules. It is also possible that the IRS could assert that the payment by us of 101% of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of the Notes—Change of Control” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the exchange notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We intend to treat the possibility of our making any of the above payments as remote or to treat such payments as incidental. Accordingly, we do not intend to treat the exchange notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the exchange notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the exchange notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the exchange notes may be affected. The remainder of this discussion assumes that the exchange notes will not be contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the exchange notes of the rules regarding contingent payment debt instruments and the consequences thereof.

Consequences to U.S. Holders

This subsection describes the U.S. federal income tax considerations for a U.S. Holder. A “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States, if one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your tax advisor regarding the tax consequences of holding the notes to you.

Payments of Stated Interest

Stated interest on the exchange notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Amortizable Bond Premium

If you purchased an original note for an amount that is greater than the sum of all remaining payments on the note other than stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on original notes should carry over to the exchange notes received in exchange therefor. A U.S. holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your exchange notes.

Market Discount

If you purchased an original note for an amount that is less than its stated principal amount, you will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Market discount on original notes should carry over to the exchange notes received in exchange therefor. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an exchange note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on original notes that has not previously been included in income by a U.S. holder should carry over to the exchange notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.ary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Exchange Notes

Upon the sale or other taxable disposition of an exchange note (including a retirement or redemption), you generally will recognize gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as ordinary income) and your adjusted tax basis in the exchange note. Your adjusted tax basis in an exchange note generally will be your cost for the note.

Subject to the market discount rules described above under the heading “—Market Discount,” any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss generally will be long-term if your holding period is more than one year at the time of sale or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Medicare Tax

For taxable years beginning after December 31, 2012, recently enacted legislation will generally impose a 3.8% tax on the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” will generally include interest paid with respect to an exchange note and net gain from the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, unless such interest or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of the exchange notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of interest and to the proceeds of a sale or other disposition (including a retirement or redemption) of exchange notes unless you are an exempt recipient such as a corporation. Backup withholding of tax (at a current rate of 28%, which is scheduled to increase to 31% in 2013) will apply to such amounts if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your U.S. federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is, for federal income tax purposes, an individual, corporation, estate, or trust, and is not a U.S. Holder.

If an entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership are urged to consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them of acquiring, holding or disposing of exchange notes.

Payments of Interest

Subject to the discussion of backup withholding below, if you are a Non-U.S. Holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will generally be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Interest or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of the Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale or other taxable disposition of an exchange note (including a retirement or redemption), unless:

•	if you are an individual non-U.S. holder, you are present in the United States for at least 183 days in the taxable year of such disposition and certain other conditions are met; or

•	that gain is effectively connected with the conduct by you of a trade or business within the United States.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such disposition, exceed any capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “—Interest or Gain Effectively Connected with a United States Trade or Business,” below.

To the extent that the amount realized on any disposition of exchange notes is attributable to accrued but unpaid interest on the exchange note, such amount generally will be treated in the same manner as payments of interest as described under the heading “—Payments of Interest” above.

Interest or Gain Effectively Connected with a United States Trade or Business

If you are engaged in a trade or business in the United States and interest on an exchange note or gain recognized from the sale or other taxable disposition (including a retirement or redemption) of an exchange note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if you provide an applicable IRS Form W-8ECI, as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise). In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest or gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the exchange notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the exchange notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding of tax (at a current rate of 28%, which is scheduled to increase to 31% in 2013) on payments of interest on the exchange notes and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) of the exchange notes unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Recent Legislation

Recently enacted legislation regarding foreign account tax compliance, effective for payments made after December 31, 2012, imposes a withholding tax of 30% on interest and gross proceeds from the disposition of certain debt instruments paid to certain foreign entities unless various information reporting and certain other requirements are satisfied. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. In addition, the legislation also imposes new U.S. return disclosure obligations (and related penalties for failure to disclose) on persons required to file U.S. federal income tax returns that hold certain specified foreign financial assets (which include financial accounts in foreign financial institutions). Holders should consult their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in exchange notes.

PLAN OF DISTRIBUTION

Any broker-dealer that holds original notes that were acquired for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from us) may exchange such original notes pursuant to the exchange offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes received by such broker-dealer in the exchange offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 90 days from the effective date of the registration statement of which this prospectus forms a part. We will provide sufficient copies of this prospectus, as amended or supplemented, to any broker-dealer promptly upon request at any time during such 90-day period in order to facilitate such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us regarding the exchange notes and the related guarantees. Each of Hill Ward Henderson, Tampa, Florida, Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina and Stoel Rives LLP, Portland, Oregon, will pass upon certain legal matters under Florida law, North Carolina law and Oregon law, respectively, regarding the guarantees of the exchange notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2009 and 2010 and for the years then ended included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements as of December 31, 2009 and 2010 and for the years then ended are incorporated by reference in reliance on Ernst & Young LLP’s report given on their authority as experts in accounting and auditing.

The consolidated financial statements of Asbury Automotive Group, Inc. and subsidiaries for the year ended December 31, 2008, incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the existence of substantial doubt about the Company’s ability to continue as a going concern, (2) the adoption of accounting principles relating to the accounting for uncertainty in income taxes as of January 1, 2007, (3) the change in method of accounting for debt with conversion and other options and (4) the retrospective adjustments to the 2008 consolidated financial statements relating to discontinued operations) which is incorporated by reference herein.

Asbury Automotive Group, Inc.

Offer to exchange up to $200,000,000

Aggregate Principal Amount of Newly

Issued 8.375% Senior Subordinated Notes due 2020

For

a Like Principal Amount of Outstanding

Restricted 8.375% Senior Subordinated Notes due 2020

Issued in November 2010

PROSPECTUS

                    , 2011

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Registrants

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Asbury Automotive Group, Inc. has a provision in its certificate of incorporation eliminating such personal liability of its directors under such terms.

Unlike the certificate of incorporation of Plano Lincoln-Mercury, Inc., the certificate of incorporation of Asbury Automotive Group, Inc. indemnifies its directors and officers to the maximum extent allowed by Delaware law.

Asbury Automotive Group, Inc. has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. Asbury Automotive Group, Inc. and the other Delaware registrants also maintain liability insurance for the benefit of their directors and officers.

Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 5.02 of each of the limited liability company agreements of the limited liability companies listed below provides that each may indemnify its members, directors and officers of the company and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Delaware; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited liability company agreement or such person’s bad faith or (ii) the receipt by such person from the company of a personal benefit to which such person is or was not legally entitled.

Each of the following Delaware limited liability company registrants are subject to the foregoing provisions: AF Motors L.L.C., Arkansas Automotive Services, L.L.C., Asbury AR Niss L.L.C., Asbury Atlanta AC L.L.C., Asbury Atlanta AU L.L.C., Asbury Atlanta BM L.L.C., Asbury Atlanta Chevrolet L.L.C., Asbury Atlanta Hon L.L.C., Asbury Atlanta Inf L.L.C., Asbury Atlanta Infiniti L.L.C., Asbury Atlanta Jaguar L.L.C., Asbury Atlanta Lex L.L.C., Asbury Atlanta Nis L.L.C., Asbury Atlanta Toy L.L.C., Asbury Atlanta VL L.L.C., Asbury Automotive Arkansas Dealership Holdings L.L.C., Asbury Automotive Arkansas L.L.C., Asbury Automotive Atlanta II L.L.C., Asbury Automotive Atlanta L.L.C., Asbury Automotive Central Florida, L.L.C., Asbury Automotive Deland, L.L.C., Asbury Automotive Fresno L.L.C., Asbury Automotive Group L.L.C., Asbury Automotive Jacksonville GP L.L.C., Asbury Automotive Management L.L.C., Asbury Automotive Mississippi L.L.C., Asbury Automotive North Carolina Dealership Holdings L.L.C., Asbury Automotive North Carolina L.L.C., Asbury Automotive North Carolina Management L.L.C., Asbury Automotive North Carolina Real Estate Holdings L.L.C., Asbury Automotive Oregon L.L.C., Asbury Automotive Southern California L.L.C., Asbury Automotive St. Louis II L.L.C., Asbury Automotive St. Louis, L.L.C., Asbury Automotive Tampa GP L.L.C., Asbury Automotive Texas L.L.C., Asbury Automotive Texas Real Estate Holdings L.L.C., Asbury Deland Imports 2, L.L.C., Asbury Fresno Imports L.L.C., Asbury Jax AC L.L.C., Asbury Jax Hon L.L.C., Asbury Jax K, L.L.C., Asbury Jax Management L.L.C., Asbury Jax VW, L.L.C., Asbury MS Chev, L.L.C., Asbury MS Gray-Daniels L.L.C., Asbury No Cal Niss L.L.C., Asbury Sacramento Imports L.L.C., Asbury So Cal DC L.L.C., Asbury So Cal Hon L.L.C., Asbury So Cal Niss L.L.C., Asbury St. Louis Cadillac L.L.C., Asbury St. Louis FSKR, L.L.C., Asbury St. Louis Lex L.L.C., Asbury St. Louis LR L.L.C., Asbury St. Louis M, L.L.C., Asbury Tampa Management L.L.C., Asbury Texas D FSKR, L.L.C., Asbury Texas H FSKR, L.L.C., Asbury-Deland Imports L.L.C., Atlanta Real Estate Holdings L.L.C., BFP Motors L.L.C., Camco Finance II L.L.C., CK Chevrolet LLC, CK Motors LLC, Coggin Cars L.L.C., Coggin Chevrolet L.L.C., Crown CHH L.L.C., Crown CHO L.L.C., Crown CHV L.L.C., Crown FDO L.L.C., Crown FFO Holdings L.L.C., Crown FFO L.L.C., Crown GAC L.L.C., Crown GBM L.L.C., Crown GCA L.L.C., Crown GDO L.L.C., Crown GHO L.L.C., Crown GNI L.L.C., Crown GPG L.L.C., Crown GVO L.L.C., Crown Motorcar Company L.L.C., Crown PBM L.L.C., Crown RIA L.L.C., Crown RIB L.L.C., Crown SJC L.L.C., Crown SNI L.L.C., CSA Imports L.L.C., Escude-NN L.L.C., Escude-NS L.L.C., Escude-T L.L.C., Florida Automotive Services L.L.C., HFP Motors L.L.C., JC Dealer Systems L.L.C., KP Motors L.L.C., McDavid Austin-Acra, L.L.C., McDavid Frisco-Hon, L.L.C., McDavid Grande, L.L.C., McDavid Houston-Hon, L.L.C., McDavid Houston-Niss, L.L.C., McDavid Irving-Hon, L.L.C., McDavid Outfitters, L.L.C., McDavid Plano-Acra, L.L.C., Mid-Atlantic Automotive Services, L.L.C., Mississippi Automotive Services, L.L.C., Missouri Automotive Services, L.L.C., NP FLM L.L.C., NP MZD L.L.C., NP VKW L.L.C., Premier NSN L.L.C., Premier Pon L.L.C., Prestige Bay L.L.C., Prestige Toy L.L.C., Southern Atlantic Automotive Services, L.L.C., Texas Automotive Services, L.L.C., Thomason Dam L.L.C., Thomason FRD L.L.C., Thomason Hund L.L.C., Thomason Pontiac-GMC L.L.C.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) provides, in relevant part, that, subject to such standards and provisions, if any, as are set forth in its limited partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Section 5.02 of each of the limited partnership agreements of the limited partnerships listed below provides that each may indemnify its partners, directors and officers of the partnership and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Delaware; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the partnership of a personal benefit to which such person is or was not legally entitled. Each of the following Delaware limited partnership registrants listed below are subject to the foregoing provisions: ANL L.P., Asbury Automotive Brandon, L.P., Asbury Automotive Jacksonville, L.P., Asbury Automotive Tampa, L.P., Asbury Jax Holdings, L.P., Bayway Financial Services, L.P., Coggin Management, L.P., Tampa Hund, L.P., Tampa Kia, L.P., Tampa LM, L.P., Tampa Mit, L.P., WMZ Motors, L.P. and WTY Motors, L.P.

Oregon Registrant

Section 60.391 of the Oregon Business Corporation Act (the “OBCA”) provides, in relevant part, that a corporation may indemnify any director who is made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (i) the conduct of the individual was in good faith, (ii) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; provided, however, that the corporation may not indemnify an individual if (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) in connection with any other proceeding charging improper personal benefit to the director in which the individual was adjudged liable on the basis that personal benefit was improperly received by the director.

Section 60.394 of the OBCA provides that, unless otherwise limited by its articles of incorporation, a corporation shall indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

In addition, Section 60.407 of the OBCA provides, in relevant part, that, unless a corporation’s articles of incorporation provide otherwise, any officer is entitled to such indemnification to the same extent as a director under Section 60.394.

Section 60.047 of the OBCA provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except for liability: for any breach of the director’s duty of loyalty to the corporation or its shareholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for any unlawful distribution under Section 60.367 of the OBCA (pertaining to certain prohibited acts including unlawful distributions); or for any transaction from which the director derived an improper personal benefit. The articles of incorporation of Thomason Auto Credit Northwest, Inc. provide that such registrant indemnifies its directors and officers to the maximum extent allowed by Oregon law.

In addition, Thomason Auto Credit Northwest, Inc. may maintain liability insurance for the benefit of its directors and officers.

North Carolina Registrants

Section 57C-3-32 of the North Carolina Limited Liability Company Act (the “NCLLCA”) provides that the articles of organization or written operating agreement may eliminate or limit the personal liability of a manager, director, or executive for monetary damages for breach of any duty discharged in good faith as provided for in Section 57C-3-22 (other than for liability stemming from unlawful distributions under Section 57C-4-07) and may provide for indemnification of a manager, member, director or executive for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the manager, member, director, or executive is a party because the person is or was a manager, member, director or executive; provided, however, that no provision permitted by Section 57C-3-32 as described above may limit, eliminate, or indemnify against the liability of a manager, director, or executive for (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly in conflict with the interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal benefit, or (iii) acts or omissions occurring prior to the date such provision became effective.

Section 57C-3-31 of the NCLLCA provides that, unless otherwise limited by its articles of organization or written operating agreement, a limited liability company must indemnify every manager, director, and executive in respect of payments made and personal liabilities reasonably incurred by the manager, director, and executive in the authorized conduct of its business or for the preservation of its business or property and shall further indemnify a member, manager, director, or executive who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a member, manager, director, or executive of the limited liability company against reasonable expenses incurred by the person in connection with the proceeding.

Section 5.02 of each of the limited liability company agreements of the limited liability companies listed below provides that each may indemnify its members, directors and officers of the company and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of North Carolina; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited liability company agreement or such person’s bad faith or (ii) the receipt by such person from the company of a personal benefit to which such person is or was not legally entitled. Each of the following North Carolina limited liability company registrants are subject to the foregoing provisions: Crown Acura/Nissan, LLC and Crown Honda, LLC.

In addition, the North Carolina registrants may maintain liability insurance for the benefit of their directors and officers.

Florida Registrants

Florida Registrants

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides, in relevant part, that a corporation may indemnify any person who was or is a party to any proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of a corporation where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court. To the extent that any director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such person against expenses actually and reasonably incurred in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Each of the following Florida corporate registrants listed below are subject to the indemnification provision in accordance with Section 607.0850 of FBCA: Coggin Automotive Corp., Precision Computer Services, Inc., Precision Enterprises Tampa, Inc., Precision Infiniti, Inc., Precision Motorcars, Inc., and Precision Nissan, Inc.

Section 5.02 of each of the limited partnership agreements of the limited partnerships listed below (with respect to CN Motors Ltd., Section 10.02 of its limited partnership agreement) provides that each may indemnify its partners, directors and officers of the partnership and any other designated person, on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Florida; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the partnership of a personal benefit to which such person is or was not legally entitled. In addition, Florida law requires a partnership to reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property. Each of the following Florida limited partnership registrants listed below are subject to the foregoing provisions: Avenues Motors, Ltd., C&O Properties, Ltd., CFP Motors, Ltd., CH Motors, Ltd., CHO Partnership, Ltd., CN Motors Ltd. and CP-GMC Motors, Ltd.

The Florida registrants may maintain liability insurance for the benefit of their directors and officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.

The following exhibits are filed as part of this Form S-4:

4.1.	Indenture, dated as of November 16, 2010, by and among Asbury Automotive Group, Inc., the Subsidiary Guarantors listed on Schedule I thereto and The Bank of New York Mellon, as Trustee, relating to the 8.375% Senior Subordinated Notes due 2020 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010)

4.2.	Form of 8.375% Senior Subordinated Notes due 2020 (included as Exhibit A in Exhibit 4.1 and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010)

4.3.	First Supplemental Indenture, dated as of December 30, 2010, by and among Asbury Automotive Group, Inc., the Subsidiaries of Asbury Automotive Group, Inc. listed on Schedule II thereto, the other Guarantors listed on Schedule I thereto and The Bank of New York Mellon, as Trustee, related to the 8.375% Senior Subordinated Notes due 2020 (filed as Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011)

5.1.	Opinion of Jones Day

5.2.	Opinion of Hill, Ward & Henderson, P.A.

5.3.	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard LLP

5.4.	Opinion of Stoel Rives LLP

12.1.	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1.	Consent of Jones Day (included in exhibit 5.1)

23.2.	Consent of Hill, Ward & Henderson, P.A. (included in exhibit 5.2)

23.3.	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard LLP (including in exhibit 5.3)

23.4.	Consent of Stoel Rives LLP (included in exhibit 5.4)

23.5.	Consent of Ernst & Young LLP

23.6.	Consent of Deloitte & Touche LLP

24.1.	Power of Attorney (included on signature pages hereof)

25.1.	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants

99.4	Form of Letter to Clients

ITEM 22.	UNDERTAKINGS.

The undersigned registrants hereby undertake:

(1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 13, 2011.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ CRAIG T. MONAGHAN
Name:	Craig T. Monaghan
Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan and Elizabeth B. Chandler, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CRAIG T. MONAGHAN Craig T. Monaghan	President and Chief Executive Officer, Principal Financial Officer and Director	May 13, 2011

/s/ BRYAN C. HANLON Bryan C. Hanlon	Controller and Chief Accounting Officer	May 13, 2011

/s/ CHARLES R. OGLESBY Charles R. Oglesby	Executive Chairman of the Board	May 13, 2011

/s/ THOMAS C. DELOACH Thomas C. DeLoach	Lead Independent Director	May 13, 2011

/s/ JANET M. CLARKE Janet M. Clarke	Director	May 13, 2011

/s/ DENNIS E. CLEMENTS Dennis E. Clements	Director	May 13, 2011

/s/ MICHAEL J. DURHAM Michael J. Durham	Director	May 13, 2011

/s/ JUANITA T. JAMES Juanita T. James	Director	May 13, 2011

/s/ VERNON E. JORDAN, JR. Vernon E. Jordan, Jr.	Director	May 13, 2011

/s/ EUGENE S. KATZ Eugene S. Katz	Director	May 13, 2011

Signature	Title	Date

/s/ PHILIP R. MARITZ Philip F. Maritz	Director	May 13, 2011

/s/ JEFFREY I. WOOLEY Jeffrey I. Wooley	Director	May 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, the State of Georgia, on May 13, 2011.

ASBURY AUTOMOTIVE GROUP L.L.C.

By:	/s/ CRAIG T. MONAGHAN
Name:	Craig T. Monaghan
Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan and Elizabeth B. Chandler, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CRAIG T. MONAGHAN Craig T. Monaghan	President and Director	May 13, 2011

/s/ MICHAEL S. KEARNEY Michael S. Kearney	Director	May 13, 2011

/s/ BRYAN C. HANLON Bryan C. Hanlon	Controller	May 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 13, 2011.

ASBURY AUTOMOTIVE MANAGEMENT L.L.C.

By:	/s/ CRAIG T. MONAGHAN
Name:	Craig T. Monaghan
Title:	Vice President and Treasurer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan and Elizabeth B. Chandler, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL S. KEARNEY Michael S. Kearney	President and Director	May 13, 2011

/s/ CRAIG T. MONAGHAN Craig T. Monaghan	Director	May 13, 2011

/s/ BRYAN C. HANLON Bryan C. Hanlon	Controller	May 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on May 13, 2011.

AF MOTORS, L.L.C.

ARKANSAS AUTOMOTIVE SERVICES, L.L.C.

ASBURY AR NISS L.L.C.

ASBURY ATLANTA AC L.L.C.

ASBURY ATLANTA AU L.L.C.

ASBURY ATLANTA BM L.L.C.

ASBURY ATLANTA CHEVROLET L.L.C.

ASBURY ATLANTA HON L.L.C.

ASBURY ATLANTA INF L.L.C.

ASBURY ATLANTA INFINITI L.L.C.

ASBURY ATLANTA JAGUAR L.L.C.

ASBURY ATLANTA LEX L.L.C.

ASBURY ATLANTA NIS L.L.C.

ASBURY ATLANTA TOY L.L.C.

ASBURY ATLANTA VL L.L.C.

ASBURY AUTOMOTIVE ARKANSAS DEALERSHIP HOLDINGS L.L.C.

ASBURY AUTOMOTIVE ARKANSAS L.L.C.

ASBURY AUTOMOTIVE ATLANTA II L.L.C.

ASBURY AUTOMOTIVE ATLANTA L.L.C.

ASBURY AUTOMOTIVE CENTRAL FLORIDA, L.L.C.

ASBURY AUTOMOTIVE DELAND, L.L.C.

ASBURY AUTOMOTIVE FRESNO L.L.C.

ASBURY AUTOMOTIVE JACKSONVILLE GP L.L.C.

ASBURY AUTOMOTIVE JACKSONVILLE GP L.L.C., AS GENERAL PARTNER OF

ASBURY AUTOMOTIVE JACKSONVILLE, L.P.

ASBURY AUTOMOTIVE MISSISSIPPI L.L.C.

ASBURY AUTOMOTIVE NORTH CAROLINA DEALERSHIP HOLDINGS, L.L.C.

ASBURY AUTOMOTIVE NORTH CAROLINA L.L.C.

ASBURY AUTOMOTIVE NORTH CAROLINA MANAGEMENT L.L.C.

ASBURY AUTOMOTIVE NORTH CAROLINA REAL ESTATE HOLDINGS, L.L.C.

ASBURY AUTOMOTIVE OREGON L.L.C.

ASBURY AUTOMOTIVE SOUTHERN CALIFORNIA L.L.C.

ASBURY AUTOMOTIVE ST. LOUIS II L.L.C.

ASBURY AUTOMOTIVE ST. LOUIS L.L.C.

ASBURY AUTOMOTIVE TAMPA GP L.L.C.

ASBURY AUTOMOTIVE TAMPA GP L.L.C., AS GENERAL PARTNER OF ASBURY AUTOMOTIVE TAMPA, L.P.

ASBURY AUTOMOTIVE TEXAS L.L.C.

ASBURY AUTOMOTIVE TEXAS REAL ESTATE HOLDINGS, L.L.C.

ASBURY DELAND IMPORTS 2, L.L.C.

ASBURY FRESNO IMPORTS L.L.C.

ASBURY JAX AC, LLC

ASBURY JAX HON L.L.C.

ASBURY JAX K L.L.C.

ASBURY JAX MANAGEMENT L.L.C.

ASBURY JAX MANAGEMENT L.L.C., AS GENERAL PARTNER OF

ANL, L.P.,

ASBURY JAX HOLDINGS, L.P.,

AVENUES MOTORS, LTD.,

BAYWAY FINANCIAL SERVICES, L.P.

C&O PROPERTIES, LTD.,

CFP MOTORS, LTD.,

CH MOTORS, LTD.,

CHO PARTNERSHIP, LTD.,

CN MOTORS, LTD.,

COGGIN MANAGEMENT, L.P. AND

CP-GMC MOTORS, LTD.

ASBURY JAX VW, L.L.C.

ASBURY MS CHEV L.L.C.

ASBURY MS GRAY-DANIELS L.L.C.

ASBURY NO CAL NISS L.L.C.

ASBURY SACRAMENTO IMPORTS L.L.C.

ASBURY SO CAL DC L.L.C.

ASBURY SO CAL HON L.L.C.

ASBURY SO CAL NISS L.L.C.

ASBURY ST. LOUIS CADILLAC L.L.C.

ASBURY ST. LOUIS FSKR, L.L.C.

ASBURY ST. LOUIS LEX L.L.C.

ASBURY ST. LOUIS LR L.L.C.

ASBURY ST. LOUIS M, L.L.C.

ASBURY TAMPA MANAGEMENT L.L.C.

ASBURY TAMPA MANAGEMENT L.L.C., AS GENERAL PARTNER OF

ASBURY AUTOMOTIVE BRANDON, L.P.,

TAMPA HUND, L.P.,

TAMPA KIA, L.P.,

TAMPA LM, L.P.,

TAMPA MIT, L.P.,

WMZ MOTORS, L.P. AND

WTY MOTORS, L.P.

ASBURY TEXAS D FSKR, L.L.C.

ASBURY TEXAS H FSKR, L.L.C.

ASBURY-DELAND IMPORTS, L.L.C.

ATLANTA REAL ESTATE HOLDINGS L.L.C.

BFP MOTORS L.L.C.

CAMCO FINANCE II L.L.C.

CK CHEVROLET L.L.C.

CK MOTORS LLC

COGGIN AUTOMOTIVE CORP.

COGGIN CARS L.L.C.

COGGIN CHEVROLET L.L.C.

CROWN ACURA/NISSAN, LLC

CROWN CHH L.L.C.

CROWN CHO L.L.C.

CROWN CHV L.L.C.

CROWN FDO L.L.C.

CROWN FFO HOLDINGS L.L.C.

CROWN FFO L.L.C.

CROWN GAC L.L.C.

CROWN GBM L.L.C.

CROWN GCA L.L.C.

CROWN GDO L.L.C.

CROWN GHO L.L.C.

CROWN GNI L.L.C.

CROWN GPG L.L.C.

CROWN GVO L.L.C.

CROWN HONDA, LLC

CROWN MOTORCAR COMPANY L.L.C.

CROWN PBM L.L.C.

CROWN RIA L.L.C.

CROWN RIB L.L.C.

CROWN SJC L.L.C.

CROWN SNI L.L.C.

CSA IMPORTS L.L.C.

ESCUDE-NN L.L.C.

ESCUDE-NS L.L.C.

ESCUDE-T L.L.C.

FLORIDA AUTOMOTIVE SERVICES L.L.C.

HFP MOTORS L.L.C.

JC DEALER SYSTEMS, LLC

KP MOTORS L.L.C.

MCDAVID AUSTIN-ACRA, L.L.C.

MCDAVID FRISCO-HON, L.L.C.

MCDAVID GRANDE, L.L.C.

MCDAVID HOUSTON-HON, L.L.C.

MCDAVID HOUSTON-NISS, L.L.C.

MCDAVID IRVING-HON, L.L.C.

MCDAVID OUTFITTERS, L.L.C.

MCDAVID PLANO-ACRA, L.L.C.

MID-ATLANTIC AUTOMOTIVE SERVICES, L.L.C.

MISSISSIPPI AUTOMOTIVE SERVICES, L.L.C.

MISSOURI AUTOMOTIVE SERVICES, L.L.C.

NP FLM L.L.C.

NP MZD L.L.C.

NP VKW L.L.C.

PLANO LINCOLN-MERCURY, INC.

PRECISION COMPUTER SERVICES, INC.

PRECISION ENTERPRISES TAMPA, INC.

PRECISION INFINITI, INC.

PRECISION MOTORCARS, INC.

PRECISION NISSAN, INC.

PREMIER NSN L.L.C.

PREMIER PON L.L.C.

PRESTIGE BAY L.L.C.

PRESTIGE TOY L.L.C.

SOUTHERN ATLANTIC AUTOMOTIVE SERVICES, L.L.C.

TEXAS AUTOMOTIVE SERVICES, L.L.C.

THOMASON AUTO CREDIT NORTHWEST, INC.

THOMASON DAM L.L.C.

THOMASON FRD L.L.C.

THOMASON HUND L.L.C.

THOMASON PONTIAC-GMC L.L.C.

By:	/s/ CRAIG T. MONAGHAN
Name:	Craig T. Monaghan
Title:	Vice President

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan and Elizabeth B. Chandler, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL S. KEARNEY Michael S. Kearney	President, Chief Executive Officer and Director	May 13, 2011

/s/ BRYAN C. HANLON Bryan C. Hanlon	Controller	May 13, 2011

/s/ CRAIG T. MONAGHAN Craig T. Monaghan	Vice President and Director	May 13, 2011

Exhibit List

4.1.	Indenture, dated as of November 16, 2010, by and among Asbury Automotive Group, Inc., the Subsidiary Guarantors listed on Schedule I thereto and The Bank of New York Mellon, as Trustee, relating to the 8.375% Senior Subordinated Notes due 2020 (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010)

4.2.	Form of 8.375% Senior Subordinated Notes due 2020 (included as Exhibit A in Exhibit 4.1 and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 18, 2010)

4.3.	First Supplemental Indenture, dated as of December 30, 2010, by and among Asbury Automotive Group, Inc., the Subsidiaries of Asbury Automotive Group, Inc. listed on Schedule II thereto, the other Guarantors listed on Schedule I thereto and The Bank of New York Mellon, as Trustee, related to the 8.375% Senior Subordinated Notes due 2020 (filed as Exhibit 4.14 to the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2011)

5.1.	Opinion of Jones Day

5.2.	Opinion of Hill, Ward & Henderson, P.A.

5.3.	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard LLP

5.4.	Opinion of Stoel Rives LLP

12.1.	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1.	Consent of Jones Day (included in exhibit 5.1)

23.2.	Consent of Hill, Ward & Henderson, P.A. (included in exhibit 5.2)

23.3.	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard LLP (including in exhibit 5.3)

23.4.	Consent of Stoel Rives LLP (included in exhibit 5.4)

23.5.	Consent of Ernst & Young LLP

23.6.	Consent of Deloitte & Touche LLP

24.1.	Power of Attorney (included on signature pages hereof)

25.1.	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon under the Indenture

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to DTC Participants

99.4	Form of Letter to Clients